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Pacific Sunwear of California, Inc.

(Name of Registrant as Specified In Its Charter)

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3450 East Miraloma Avenue
Anaheim, California 92806

April 27, 2010

Dear Shareholders:

You are cordially invited to attend our 2010 annual meeting of shareholders to be held on Friday, June 4, 2010, at the principal office of the Company located at 3450 East Miraloma Avenue, Anaheim, California 92806, beginning at 9:00 a.m. local time.

At this meeting, you will be asked to vote on the following matters:

1. The election of two Class I directors each for a one-year term and three Class II directors each for a three-year term;

2. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011; and

3. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The members of the Board and management look forward to personally greeting as many shareholders as possible at the annual meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Although you presently may plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or submit your proxy electronically over the Internet or by telephone. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and do so at that time.

Sincerely,

Gary H. Schoenfeld
President, Chief Executive Officer and Director

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 4, 2010

The 2010 annual meeting of shareholders of Pacific Sunwear of California, Inc., a California corporation (the “Company”), will be held at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, on Friday, June 4, 2010, at 9:00 a.m. local time, for the following purposes:

(1) To elect two members of the Board of Directors to serve as Class I directors each for a one-year term, and three members of the Board of Directors to serve as Class II directors each for a three-year term, in each case, until their successors are duly elected and qualified. The Board’s nominees for election as Class I directors to serve for a one-year term are Gary H. Schoenfeld and Thomas M. Murnane. The Board’s nominees for election as Class II directors to serve for a three-year term are Brett Brewer, Peter Starrett and Grace Nichols;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011; and

(3) To transact such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

These items of business, including the Board’s nominees for directors, are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 6, 2010 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Michael L. Henry
Senior Vice President, Chief Financial Officer
and Secretary

Anaheim, California
April 27, 2010

YOUR VOTE IS IMPORTANT

No matter how many shares you owned on the record date, please indicate your voting instructions on the enclosed proxy card. Date, sign and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. You may also submit your proxy electronically over the Internet or by telephone. In order to avoid the additional expense to the company of further solicitation, we ask your cooperation in promptly mailing in your proxy card or submitting your proxy over the Internet or by telephone.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
3450 East Miraloma Avenue
Anaheim, California 92806

ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 4, 2010

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors of Pacific Sunwear of California, Inc. (the “Company”) for use at the Company’s 2010 annual meeting of shareholders to be held on Friday, June 4, 2010, at 9:00 a.m. local time, at the Company’s principal office located at 3450 East Miraloma Avenue, Anaheim, California 92806, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about April 27, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 4, 2010. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 are available on the Internet at www.pacsun.com/proxy.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is being voted on?

A:
(1) The election of two directors to serve on the Company’s Board of Directors as Class I directors for a one-year term and the election of three directors to serve on the Company’s Board of Directors as Class II directors each for a three-year term (Proposal 1); and

(2) The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011 (“fiscal 2010”) (Proposal 2).

We will also transact such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Q:	How does the Board recommend I vote on these proposals?

A:	The Board of Directors recommends a vote FOR each of the Board’s nominees for director listed in this Proxy Statement (FOR the nominees named in Proposal 1), and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (FOR Proposal 2).

Q:	Who is entitled to vote?

A:	The record date for the annual meeting is April 6, 2010. Holders of record of the Company’s common stock as of the close of business on that date are entitled to vote at the annual meeting.

Q:	How can I vote my shares?

A:	If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares and the proxy materials and proxy card are being sent directly to you by the Company. As the shareholder of record, you may complete, sign and date the enclosed proxy card and return it in the pre-paid envelope, submit your proxy electronically over the Internet or by telephone by following the instructions included on the enclosed proxy card, or attend and vote at the annual meeting in person. If, like most shareholders, your shares are held through a broker, bank or other nominee (that is, in “street name”) rather than directly in your name, the proxy materials are being forwarded to you by your broker, bank or other nominee together with a voting instruction card. You should follow the instructions included on the voting instruction card you receive in order to instruct the broker, bank or other nominee how to vote the shares. Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

Q:	What do I need for admission to the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a shareholder of record as of the close of business on April 6, 2010, or you were a beneficial owner as of the close of business on April 6, 2010 and you hold a valid legal proxy for the annual meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Company common stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your valid legal proxy and photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive a proxy card or voting instruction card for each account. To ensure that all of your shares are voted, please use all the proxy cards and voting instruction cards you receive to vote your shares.

Q:	Can I revoke my proxy?

A:	Yes. Any shareholder of record has the power to revoke his or her proxy at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company at the Company’s principal office, by submitting a valid proxy bearing a later date using one of the alternatives described above under “How can I vote my shares,” or by attending the annual meeting and voting in person. However, your mere presence at the annual meeting, without voting in person, will not, by itself, revoke your proxy. For shares held in street name, you may revoke a proxy by submitting new voting instructions to the broker or, if you have obtained a valid legal proxy from the broker giving you the right to vote the shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares can vote?

A:	As of the close of business on the record date of April 6, 2010, there were 66,427,634 shares of common stock of the Company issued and outstanding. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:	How is a quorum determined?

A:	A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of a majority of the shares of the Company’s common stock entitled to be voted will constitute a quorum. The election inspector will treat abstentions and shares referred to as “broker non-votes” (that is, shares held by brokers as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	The Company has adopted a majority vote standard for the election of directors. Under this vote standard, two Class I director nominees and three Class II director nominees will be elected at the annual meeting if (i) the nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, and (ii) the shares voting affirmatively for the nominee also constitute a majority of the required quorum. The majority vote standard is discussed further under the section entitled “Proposal 1 Election of Directors — Vote Required for Election of Directors.”

The proposal to ratify the appointment of the Company’s independent registered public accounting firm requires a vote that satisfies two criteria: (i) holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal, and (ii) shares voting affirmatively on the proposal must also constitute at least a majority of the shares required to constitute a quorum at the annual meeting.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of each of the proposals at the meeting, abstentions will have no effect on the outcome of the vote under clause (i) of the vote requirement described above, which recognizes only votes cast with respect to the nominee or the proposal. However, because Proposal 1 and Proposal 2 also require the affirmative vote of a majority of the shares required to constitute a quorum under clause (ii) of the vote requirement, abstentions could prevent the election of a director in Proposal 1 or approval of the proposal to ratify our independent registered public accounting firm in Proposal 2 because they do not count as affirmative votes.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not submit any voting instructions to your broker, the broker is entitled to vote your shares on “routine” items, such as the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 2. However, beginning this year, the election of directors is considered a “non-routine” item and brokers will not be permitted to vote shares held by a beneficial owner with respect to Proposal 1. Accordingly, if your shares are held in a brokerage account and you do not submit voting instructions to your broker, your shares may constitute broker non-votes with respect to the election of directors. In that event, your shares will be treated as not present and not voting with respect to the election of directors in Proposal 1, although they will count for purposes of determining whether a quorum exists.

We urge you to submit instructions to your broker so that your votes will be counted on all matters at the meeting. You should vote your shares by following the instructions provided on the voting instruction card and returning your voting instruction card to your broker to ensure that your shares are voted on your behalf.

Q:	How will shares be voted if a shareholder returns a blank proxy card?

A:	If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wants to vote, the election inspector will count that proxy as a vote FOR each of the Board’s nominees for director listed in this proxy statement (FOR the nominees named in Proposal 1), and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (FOR Proposal 2).

Q:	How will voting on any other business be conducted?

A:	Although the Board of Directors does not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business comes before the annual meeting, a shareholder’s validly submitted proxy gives discretionary authority to the “proxies” named in the proxy card, Craig E. Gosselin and Michael L. Henry, to vote on those matters according to their best judgment.

Q:	Who will bear the costs of this solicitation?

A:	The expense of soliciting proxies will be borne by the Company. The Company will solicit proxies principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting?

A:	Yes. Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2011 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Commission (“SEC”). To be eligible for inclusion, shareholder proposals must be received no later than December 23, 2010 and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be sent to the Company’s Corporate Secretary at 3450 East Miraloma Avenue, Anaheim, California 92806.

In addition, if you intend to nominate persons for election to the Board of Directors at our 2011 annual meeting or if you wish to present a proposal at our 2011 annual meeting but you do not intend to have it included in our 2011 proxy statement, you must deliver written notice of your nomination or proposal to the Company’s Corporate Secretary at the above address no earlier than February 4, 2010 and no later than March 6, 2011 (provided, however, that if the 2011 annual meeting of shareholders is held earlier than May 5, 2011 or later than August 13, 2011, your written notice must be received no earlier than the close of business on the 120th day prior to the date of the 2011 annual meeting of shareholders and no later than the close of business on the later of the 90th day prior to the date of the 2011 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2011 annual meeting of shareholders is first made). Your written notice must contain the specific information set forth in Section 11 of the Company’s Bylaws. Director nominations or proposals that are not submitted within the deadlines specified above and do not satisfy the other requirements specified in the Company’s Bylaws will not be acted upon at the 2011 annual meeting.

Q:	How do I obtain a separate set of proxy materials if I share an address with other shareholders?

A:	As permitted by applicable law, only one copy of the proxy materials, which include this Proxy Statement and the 2009 Annual Report, is being delivered to shareholders with the same last name residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy materials. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you are a shareholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of this Proxy Statement and/or the 2009 Annual Report, or if you desire to receive a separate proxy statement and/or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request by mail to: Investor Relations, Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue, Anaheim, California 92806 or by telephone at (714) 414-4000.

If you hold your shares in street name, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement and/or the 2009 Annual Report. You may contact your broker, bank or other nominee directly if you wish to receive multiple copies of proxy materials in the future if you reside at the same address as another shareholder and only one copy was delivered to you.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the authorized number of directors of the Company shall not be less than five or more than nine until changed by amendment of the Articles of Incorporation or by a Bylaw duly adopted by approval of the outstanding shares. The exact number of directors shall be fixed by amendment of the Bylaws duly adopted either by the Board of Directors or the shareholders. The exact number of authorized directors as of the date of this Proxy Statement is nine.

The Company’s Bylaws provide that, in the event the number of directors is fixed at nine or more, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Currently, the Class I directors are Gary H. Schoenfeld, Thomas Murnane and Pearson C. Cummin III; the Class II directors are Brett Brewer, Peter Starrett and Grace Nichols; and the Class III directors are William C. Cobb, George Mrkonic and Michael Goldstein. Pearson C. Cummin III was not re-nominated for election to the Board at the annual meeting, so there will be one vacancy in Class I. The Board is seeking to fill such vacancy, but can give no assurance as to when the vacancy will be filled.

At the annual meeting, shareholders will be asked to elect two members of the Board of Directors to serve as Class I directors and three members of the Board to serve as Class II directors. Proxies with respect to the election of directors may be submitted with respect to no more than five director nominees. Gary H. Schoenfeld and Thomas Murnane are the Board’s nominees for election to the Board of Directors as Class I directors each for a one-year term. Brett Brewer, Peter Starrett and Grace Nichols are the Board’s nominees for election to the Board of Directors as Class II directors each for a three-year term. Each of the Class I and II nominees is currently serving as a director of the Company and, with the exception of Mr. Schoenfeld, each was previously elected to the present term of office by shareholders of the Company. Mr. Schoenfeld, the Company’s President and Chief Executive Officer, was appointed to the Board on February 1, 2010, to fill the vacancy created by the resignation of Sally Frame Kasaks from the Board.

The accompanying proxies solicited by the Board of Directors will be voted FOR the election of the Company’s five nominees named below, unless the proxy is marked to withhold authority to vote.

The Company’s nominees for election as directors are:

Class	Nominee	Term

I	Gary H. Schoenfeld	One-year term expiring at the 2011 annual meeting
I	Thomas M. Murnane	One-year term expiring at the 2011 annual meeting
II	Brett Brewer	Three-year term expiring at the 2013 annual meeting
II	Peter Starrett	Three-year term expiring at the 2013 annual meeting
II	Grace Nichols	Three-year term expiring at the 2013 annual meeting

If any of the nominees should become unavailable for election to the Board of Directors, the persons named as proxy holders in the proxy or their substitutes may vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

Vote Required for Election of Directors

For the purpose of electing directors, each shareholder is entitled to one vote per share for each of the five directors to be elected. The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. This means that in an election where the Board of Directors determines, at the expiration of the time fixed under the applicable provisions of the Company’s Bylaws requiring advance notification of director nominations, that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, provided that the shares voting affirmatively also constitute a majority of the required quorum.

The majority voting standard does not apply, however, if the Board of Directors determines that the number of candidates for election exceeds the number of directors to be elected by the shareholders at that election. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting, up to the number of directors to be elected by those shares, would be elected as directors. Because the Board has determined that the number of nominees for election at the 2010 annual meeting will not exceed the number of directors to be elected at the meeting, the election of directors at the annual meeting is not contested. As a result, two Class I director nominees and three Class II director nominees will be elected at the annual meeting if (i) the nominee receives the affirmative vote of a majority of the shares represented and voting at the meeting, and (ii) the shares voting affirmatively for the nominee also constitute a majority of the required quorum. Abstentions will have no effect on the election of directors under clause (i) above, which recognizes only votes cast with respect to the nominee. However, because approval of this proposal also requires the affirmative vote of a majority of the shares required to constitute a quorum under clause (ii) of the vote requirement, abstentions and broker non-votes with respect to this proposal could prevent the election of a director because they do not count as affirmative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXIES VALIDLY RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY.

Nominees and Continuing Directors

In selecting director nominees, the Nominating and Governance Committee considers the fit of each director’s qualifications and skills with those of our other directors, in order to recommend a board of directors that, as a whole, is effective, collegial and responsive to our shareholders. The following table provides information regarding each of the Board’s nominees for election to the Board of Directors as well as all other continuing members of the Board of Directors. The individual experience, qualifications, attributes and skills of each of our directors that led to the Board’s conclusion that each director should serve as a member of the Board are also described in the following paragraphs. The ages shown are as of April 27, 2010.

The Board of Directors has affirmatively determined that each of Messrs. Brewer, Cobb, Goldstein, Murnane, Starrett and Mrkonic and Ms. Nichols is an independent director as defined in the rules of The Nasdaq Stock Market (“NASDAQ”). Mr. Schoenfeld does not qualify as an independent director because he occupies the position of President and Chief Executive Officer of the Company. The Board also affirmatively determined that Pearson C. Cummin III, who is currently a director of the Company but who is not being re-nominated for election at the annual meeting, is an independent director.

		Director
Name (Age)	Business Experience and Directorships	Since

Brett Brewer (37) **	Mr. Brewer is an Internet entrepreneur who has built, operated and sold Internet media companies. In 1998, Mr. Brewer co-founded Intermix Media, which launched several online businesses including Myspace.com, Skilljam.com and Alena.com. Mr. Brewer currently holds the position of President and Director of Adknowledge.com, a behavioral-based advertising technology company. In addition, Mr. Brewer is currently on the Board of After School All-Stars, a non-profit organization that provides after school programs for kids. From 2007 to 2009, he served on the Board of Transworld Entertainment, a specialty music and video retailer with a national mall-based store portfolio. From 2004 to 2009, Mr. Brewer was a Board member of Bizworld, a non-profit organization that teaches children about business, entrepreneurship and money management through project-based learning. The Board believes Mr. Brewer is qualified to serve as a director of the Company due to his significant experience in the internet industry and his ability to assist the Company in its development of its e-commerce business.	2008

		Director
Name (Age)	Business Experience and Directorships	Since

William C. Cobb (53) ***	Mr. Cobb previously worked for eBay, Inc. from 2000 to 2008, where he most recently served as President of eBay Marketplaces North America. Prior to joining eBay, Inc., he held various marketing and executive positions, including Chief Marketing Officer at YUM! Brands (formerly Pepsico/Tricon) where he worked for thirteen years from 1987 to 2000. Mr. Cobb is a director of Orbitz Worldwide, Inc. and Och-Ziff Capital Management Group LLC, where he currently serves or has served on the Audit, Compensation, Nominating and Governance committees of each company. He is the Chairman of the Orbitz Nominating and Governance Committee. Mr. Cobb also currently serves on the advisory board of the Kellogg School of Management at Northwestern University and the non-profit Bay Harbor Foundation. The Board believes Mr. Cobb is qualified to serve as a director of the Company due to his extensive background in marketing and the internet industry, as well as his significant experience as a senior executive at various public companies.	2008
Michael Goldstein (68) ***	Mr. Goldstein was employed by Ernst & Young (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein served as Chairman of Toys “R” Us, Inc. from 1998 to 2001, Chief Executive Officer from 1999 to 2000, and Vice Chairman and Chief Executive Officer from 1994 to 1998 and Chief Financial Officer from 1983 to 1994. Mr. Goldstein is currently a director of the following public companies: Martha Stewart Living Omnimedia, Inc. since 2004 (Lead Director and a member of the Audit Committee and Compensation Committee); Charming Shoppes, Inc. since 2008 (Chairman of the Compensation Committee and a member of the Nominating and Governance Committee); 4 Kids Entertainment, Inc. since 2003 (Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Governance Committee); and Medco Health Solutions, Inc. since 2005 (Lead Director, Chairman of Corporate Governance and Nomination Committee and a member of the Audit Committee and the Mergers and Acquisitions Committee). Mr. Goldstein is also a director of various private companies and not-for-profit charitable organizations. He also served on the Boards of the following public companies within the last five years: Bear Stearns & Co. from 2007 to 2008; Finlay Enterprises, Inc. from 1999 to 2006; and United Retail Group from 1997 to 2007. The Board believes Mr. Goldstein is qualified to serve as a director of the Company due to his experience and governance leadership roles on the Boards of various other public companies, as well as his extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer of a large public corporation.	2004

		Director
Name (Age)	Business Experience and Directorships	Since

Gary H. Schoenfeld (47)*	Mr. Schoenfeld was appointed President and Chief Executive Officer of the Company in June 2009. Prior to joining us, he was President of Aritzia Inc., a Canadian fashion retailer, and Chief Executive Officer of Aritzia USA from August 2008 to February 2009, and was a director of Aritzia Inc. from May 2006 to June 2009. From 2006 until 2008 he was Vice Chairman and President and then Co-CEO of Global Brands Group, a brand management and licensing company based in London and Singapore which is the world-wide master licensee for The FIFA World Cuptm. From September 1995 to July 2004, Mr. Schoenfeld was an executive officer of Vans, Inc., a publicly traded designer, distributor and retailer of footwear. He joined Vans as Chief Operating Officer, then became President and a member of the Board of Directors in 1996 and Chief Executive Officer in 1997. While CEO of Vans, he led the turnaround and more than four-fold sales growth of Vans into a leading youth lifestyle brand until its acquisition by VF Corporation in June 2004. Prior to joining Vans, Mr. Schoenfeld was a partner in the private equity firm of McCown De Leeuw & Co. He currently serves as a director of CamelBak Products, LLC, and is a former director of 24 Hour Fitness, Inc. and Global Brands Group. Additionally, he has served on non-profit Boards including Stanford University Graduate School of Business Management Board (Chairman) and Chapman University Board of Governors. Mr. Schoenfeld was appointed to the Board on February 1, 2010, to the fill the vacancy created by the resignation of Sally Frame Kasaks from the Board. The appointment of Mr. Schoenfeld was made pursuant to the terms of his employment agreement with the Company. The Board believes Mr. Schoenfeld is qualified to serve as a director of the Company due to his leadership position as the current President and Chief Executive Officer of the Company, his extensive background in the action sports industry, as well as his significant experience as a chief executive and director of various other public and private companies.	2010

		Director
Name (Age)	Business Experience and Directorships	Since

Thomas M. Murnane (63)*	Mr. Murnane is presently a Principal and co-owner of ARC Business Advisors, a boutique consultancy that provides strategic and operational advice to retailers and their suppliers, as well as merger and acquisitions due diligence support to both strategic and financial investors on transactions in the retail sector. Until his retirement in 2002, Mr. Murnane was a partner at PricewaterhouseCoopers, LLP (“PwC”). He began his career at PwC in 1980, and during his tenure there, he directed first the firm’s Retail Strategy Consulting Practice, later its Overall Strategy Consulting Practice for the East Region of the United States, and most recently served as Global Director of Marketing and Brand Management for PwC Consulting. From 2003-2008, Mr. Murnane also served on the Board of Captaris, Inc., a company that develops software to automate paper and other document-centric processes. He chaired the Governance, Nominating, and Strategy Committee, and for various periods served on both the Audit and Compensation Committees there. From 2002 to the present, Mr. Murnane has served on the Board of The Pantry Inc., one of the largest independently operated convenience store chains in the United States. He currently chairs the Corporate Governance and Nominating Committee and serves as a member of the Audit Committee of that company. From 2002 to the present, Mr. Murnane has served on the Board of Finlay Enterprises, Inc., a retailer of fine jewelry. He chairs the Corporate Governance and Nominating Committee and serves on the Audit Committee there. The Board believes Mr. Murnane is qualified to serve as a director of the Company due to his diverse executive and board experience which provides him key skills in working with directors, understanding board processes and functions, responding to complex financial and operational challenges, and overseeing management.	2003

		Director
Name (Age)	Business Experience and Directorships	Since

Peter Starrett (62) **	Mr. Starrett is presently the President of Peter Starrett Associates, a retail advisory firm he founded in 1998. He is also affiliated with Freeman Spogli, a private equity firm that has a focus on the retail industry, and has advised them on potential acquisitions since 1998. From 1990 to 1998, Mr. Starrett was the President and Founder of Warner Bros. Studio Stores, where he had responsibility for the global operations of 180 stores in the U.S., Europe, and Asia. Previously, he was Chairman and Chief Executive Officer of The Children’s Place, a leading specialty retailer. Earlier in his career, he served in senior merchandising positions with both Federated and May Department Stores. Mr. Starrett has served on the Board of HH Gregg, Inc., a retailer of electronics and appliances, since 2005 and serves on the Compensation Committee. Mr. Starrett has also served on the Board of Smile Brands, Inc., which supplies support services to dental groups, since 2005 and is Chairman of its Compensation Committee. From 1997 to 2007, Mr. Starrett served on the Board of Guitar Center, Inc., a retailer of musical instruments and supplies, and was Chairman of its Compensation Committee until it was sold to a private equity firm in 2007. From 1998 to 2005, Mr. Starrett served on the Board of AFC Enterprises, Inc., a restaurant operator and franchisor, and served on its Compensation Committee. From 1999 to 2005, Mr. Starrett served on the Board of The Pantry, Inc., a convenience store and gas station operator, and served on its Compensation Committee. Mr. Starrett has served on the Boards of many other public and private retail companies. In addition, he has served on the Board of Goodwill Industries of Southern California, a non-profit organization, since 2003 and is Vice Chairman of the Board. The Board believes Mr. Starrett is qualified to serve as a director of the Company due to his extensive experience as an officer and director of a broad range of public and private companies in the retail industry and his significant background in leadership and strategic decision-making.	2003
Grace Nichols (63) **	Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores from 1992 until she retired in January 2007. From 1986 until 1992, she served as Executive Vice President of Victoria’s Secret Stores. Prior to joining Limited Brands, Ms Nichols held various senior merchandising positions in teen and women’s apparel at The Broadway Southern California and Weinstock’s, divisions of Carter, Hawley, Hale Inc. Ms. Nichols has served on the Board of New York & Company, Inc, a specialty retailer of women’s apparel, since 2008 and is currently Chair of its Nominating and Governance Committee and serves on the Compensation Committee. Ms. Nichols has served on the Board of World of Children, a non-profit organization, since 2007 and is Chair of its Communications Committee. In addition, Ms. Nichols has served on the Board of Intimate Brands, Inc. The Board believes Ms. Nichols is qualified to serve as a director of the Company due to her extensive experience as a senior executive and director in the retail industry and her ability to understand and analyze the operational and management challenges associated with large retailers.	2007

		Director
Name (Age)	Business Experience and Directorships	Since

George R. Mrkonic (57) ***	Mr. Mrkonic is presently a Director of AutoZone (the nation’s leading retailer of automotive parts and accessories), Brinker International (a portfolio of casual dining restaurant concepts), and Syntel (a computer software and development company with significant offshore capabilities). From 2001-2009, he also served on the Board of Nashua Corporation (a manufacturer of specialty imaging products and services to industrial and commercial customers) which was sold in 2009. Mr. Mrkonic also served on the Board of Guitar Center, Inc. (the nation’s leading retailer of guitars and related product) from 2002 until its sale in 2007. Mr. Mrkonic is the retired President and Vice Chairman of Borders Group, Inc. having served as Director from 1994-2004, Vice Chairman from 1994-2002 and President from 1994-1997. Previously, he was Executive Vice President of the Kmart Specialty Retail Group (1990-1994) with responsibility for multiple divisions totaling over $13 billion in sales. Prior to that Mr. Mrkonic was President of Eyelab, a chain of optical superstores (1987-1989) and previously he was President of Herman’s Sporting Goods (1981-1987) a retailer of sporting goods apparel and equipment. The Board believes Mr. Mrkonic is qualified to serve as a director of the Company due to his significant expertise and more than 30 years experience in the retail industry, his experience as a senior executive and director of a number of large public companies, and his understanding of complex strategic and financial issues.	2007

*	Nominee for election as a Class I director serving until the 2011 annual meeting of shareholders and until his successor shall have been duly elected and qualified.

**	Nominee for election as a Class II director serving until the 2013 annual meeting of shareholders and until his or her successor shall have been duly elected and qualified.

***	Current Class III director serving until the 2012 annual meeting of shareholders and until his successor shall have been duly elected and qualified.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Leadership Structure of the Board

Pursuant to the Corporate Governance Guidelines of the Board of Directors, the offices of Chairman of the Board and Chief Executive Officer are separate offices. The Board of Directors believes this separate leadership structure is the most appropriate for the Company at this time because it allows our Chairman to focus on the effectiveness and independence of the Board while our Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The risk framework is integrated with the Company’s annual planning, audit scoping and control evaluation management by our internal auditor. The review of risk management is a dedicated periodic agenda item for the Audit Committee, whose responsibilities include periodically reviewing management’s financial risk assessment and risk management policies, the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures.

Our other Board committees also consider and address risk as they perform their committee responsibilities. For example, the Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company and the Nominating and Governance Committee oversees risks associated with operations of the Board and its governance structure. Further, at each Nominating and Governance Committee meeting the Company’s General Counsel reports on litigation, regulatory, public policy and other legal risks that may affect the Company. The full Board monitors risks through regular reports from each of the Committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our Board leadership structure supports this approach because it allows our independent directors, through the independent committees and Chairman, to exercise effective oversight of the actions of management.

Director Compensation

Members of the Board of Directors who are not employed by the Company (our non-employee directors) are not paid any compensation or additional remuneration for their services to the Board. The following table presents information regarding the compensation of the Company’s non-employee directors for their services as a director during the Company’s fiscal year ended January 30, 2010 (“fiscal 2009”).

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Director Name	($)	($)(1)(2)	($)

Pearson C. Cummin III(3)	60,000	100,000	160,000
Michael Goldstein	78,750	100,000	178,750
Thomas M. Murnane	62,500	100,000	162,500
Peter Starrett	131,250	100,000	231,250
Grace Nichols	78,750	100,000	178,750
George R. Mrkonic	85,000	100,000	185,000
William C. Cobb	70,000	100,000	170,000
Brett Brewer	61,250	100,000	161,250

(1)	The amounts reported in this column reflect the fair value on the grant date of the stock awards granted to our non-employee directors during fiscal 2009 as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 11 — Stock Compensation to the consolidated financial statements included as part of the Company’s Form 10-K for fiscal 2009. We granted each of our non-employee directors an award of 23,310 restricted stock units (“RSUs”) during fiscal 2009. Each of these RSUs had a grant-date fair value of $100,000 and vests one year from the date of grant.

(2)	The following table presents the number of outstanding (vested and unvested) and unexercised option awards (including stock appreciation rights) and RSUs held by each of our non-employee directors as of January 30, 2010.

	Number of	Number of
	Shares	Shares
	Subject to	Subject to
	Outstanding	Outstanding
	Option	RSU
	Awards at	Awards at
	January 30,	January 30,
Non-Employee Director	2010	2010

Pearson C. Cummin III	58,500	23,310
Michael Goldstein	45,000	23,310
Thomas M. Murnane	58,500	23,310
George R. Mrkonic	18,000	23,310
Grace Nichols	18,000	23,310
Peter Starrett	58,500	23,310
William C. Cobb	9,000	23,310
Brett Brewer	9,000	23,310

(3)	As noted above, Mr. Cummin is not being re-nominated for election to the Board at the 2010 annual meeting.

Compensation paid to our non-employee directors for their service on our Board during fiscal 2009 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Providing a combination of equity and cash incents our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year. All non-employee directors are also reimbursed for out-of-pocket expenses they incur in attending meetings of the Board.

Annual Retainer and Meeting Fees.  The following table sets forth the schedule of meeting fees and annual retainers for non-employee directors currently in effect:

Type of Fee	($)

Annual retainer to Chairman, disbursed in five equal payments corresponding to each regularly scheduled Board meeting	100,000
Annual Board retainer other than to Chairman, disbursed in five equal payments corresponding to each regularly scheduled Board meeting	30,000
Additional annual retainer to audit committee chairman, disbursed in same manner as Board member annual retainer	10,000
Additional annual retainer to committee chairman other than audit committee chairman, disbursed in same manner as Board member annual retainer	5,000
Fee for each Board meeting attended in person	3,000
Fee for each Board meeting attended telephonically and for each committee meeting attended in person or telephonically	1,250

Annual Equity Awards.  In fiscal 2009, the Company replaced the annual award of 9,000 stock appreciation rights (“SARs”) to each non-employee director continuing in service after the annual meeting with an automatic annual award of $100,000 to be delivered solely in the form of RSUs, or in a combination of RSUs and cash under the circumstances described below. Each RSU is granted under the Company’s 2005 Performance Incentive Plan and represents the right to receive one share of Company common stock following the date the director ceases to be a member of the Board of Directors. The Board of Directors believes that delaying delivery of the common stock until after the director ceases to be a member of the Board of Directors more closely aligns the director’s interest with the long-term interests of the Company’s shareholders. The number of RSUs subject to a continuing non-employee director’s annual award will be determined by dividing the sum of $100,000 by the closing price of a share the Company’s common stock on the date of grant of the award, which is expected to be on or about the date of the annual meeting of shareholders. In no event, however, will any non-employee director’s RSU award cover more than 25,000 units in any single fiscal year. To the extent that the number of units subject to a director’s annual RSU award would otherwise exceed 25,000 units under the above formula, the Company will supplement the RSU award with a cash payment to the director in the amount necessary to achieve the $100,000 value target. Consistent with the timing for payment of the RSUs, payment of any supplemental cash award will be deferred until after the date the director ceases to be a member of the Board of Directors. The RSUs and, if applicable, the right to receive any supplemental cash award, will vest on the first anniversary of the grant date (or if earlier, the date of the regularly scheduled annual meeting of shareholders that occurs in the year in which such vesting date would otherwise fall). The RSUs and, if applicable, the right to receive any supplemental cash award, vest on an accelerated basis in connection with a change in control of the Company, unless otherwise provided by the Board of Directors in circumstances where the Board has made a provision for the assumption or other continuation of the awards. In addition, if a non-employee director’s service terminates by reason of the director’s death, disability or voluntary retirement, any unvested RSUs (and any supplemental cash awards) will then vest on a pro rata basis, proportionate to the part of the year during which the non-employee director served, with the remainder of the RSUs (and any supplemental cash awards) to be forfeited unless otherwise determined by the Board of Directors.

Each non-employee director’s SARs and RSUs are subject to the terms of the 2005 Performance Incentive Plan. The Board of Directors administers the plan as to non-employee director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Director Stock Ownership Guidelines

To better align the interests of directors with the interests of the Company’s shareholders, the Board of Directors has established ownership guidelines under which each non-employee director is to own shares of common stock in the Company with a value equal to at least five times the annual cash retainer paid to the director for his or her services on the Board that is, at present, $500,000 in the case of Chairman and $150,000 in the case of all other non-employee directors. These shares are in addition to shares issuable upon the deferred payout of vested RSU awards following the termination of Board service. For purposes of these guidelines, the value of the shares is determined based on the amount invested by the director at the time of each purchase or, if greater, the then-current market value of such shares. Each non-employee director is credited with any shares acquired by such director upon the exercise of SARs, options or other equity awards, but shares issuable in respect of vested RSUs following termination of service on the Board of Directors are disregarded. This ownership goal must be attained prior to November 2010 for all current non-employee directors with the exception of Ms. Nichols and Messrs. Mrkonic, Brewer and Cobb, each of whom must attain this ownership goal prior to the five-year anniversary of their respective appointment date to the Board of Directors (which for Ms. Nichols and Mr. Mrkonic, occurs in 2012, and for Messrs. Brewer and Cobb, occurs in 2013). Any future new directors must attain this ownership goal within five years of appointment or election to the Board of Directors. The Board of Directors may modify these guidelines at any time.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. All members of each of the Board committees satisfy the independence requirements of rules of the NASDAQ and applicable law (including, in the case of members of the Audit Committee, Rule 10A-3 promulgated under the Securities Exchange Act of 1934). The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are as follows:

Nominating and
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Gary H. Schoenfeld, President and CEO
Brett Brewer	X
William C. Cobb		X	X
Michael Goldstein	XX
George R. Mrkonic		X	XX
Thomas M. Murnane	X
Grace Nichols		XX	X
Peter Starrett, Chairman		X	X
Pearson C. Cummin III	X

X = Member

XX = Chair

Audit Committee.  The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting practices and processes of the Company and the audits of the financial statements of the Company, appoint and oversee the Company’s independent registered public accounting firm, review the scope of, and pre-approve, all audit and permissible non-audit assignments, and oversee the internal audit function and review management’s assessment of the adequacy and effectiveness of internal controls. The Audit Committee also reviews our risk management issues, including the guidelines and policies governing the process by which the Company assesses and manages its exposure to operational and financial risk, and the steps taken by management to monitor and control such exposures. The Audit Committee meets with management and the Company’s independent registered public accounting firm. The Audit Committee Charter, which was most recently reviewed and revised by the Audit Committee in January 2010, sets forth the authority and responsibilities of the Audit Committee and is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Audit Committee” under the “Corporate Governance” heading. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the independence requirements of NASDAQ, the SEC and other applicable law. At all times during fiscal 2009, the Audit Committee consisted of at least three board members, each of whom the Board of Directors affirmatively determined meets these independence requirements. The Audit Committee is currently comprised of Messrs. Brewer, Goldstein, Murnane and Pearson C. Cummin III, who has not been re-nominated for election to the Board. The Board of Directors has also determined that Mr. Goldstein, the chairperson of the Audit Committee, has accounting and related financial management expertise within the meaning of NASDAQ listing standards and that he qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Audit Committee met nine times during fiscal 2009.

Compensation Committee.  The primary responsibility of the Compensation Committee is to establish and govern the compensation and benefit practices of the Company, which includes developing general compensation policies, reviewing and approving compensation of the executive officers of the Company, and overseeing all of the Company’s employee benefit plans, including the Company’s 1999 Stock Award Plan and 2005 Performance Incentive Plan (together, the “Stock Award Plans”), the Pacific Sunwear of California, Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and the Pacific Sunwear of California, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Compensation Committee Charter, which was most recently reviewed and revised by the Compensation Committee in March 2010, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Compensation Committee” under the “Corporate Governance” heading. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2009, the Compensation Committee consisted of four board members, each of whom the Board of Directors has affirmatively determined meets these independence requirements. The Compensation Committee is currently comprised of Messrs. Cobb, Mrkonic and Starrett and Ms. Nichols. The Compensation Committee met eleven times during fiscal 2009.

Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•	review, evaluate and make recommendations to the full Board with respect to management’s proposals regarding the Company’s overall compensation policies;

•	review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation;

•	consider and approve the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate;

•	make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and administer any such plans for which no other administrator is named;

•	review the Company’s other compensation and benefit plans in light of the Company’s plans, objectives, needs and competitive position;

•	make recommendations to the Board of Directors with respect to compensation of directors and committee members;

•	review the Company’s annual compensation discussion and analysis disclosure for inclusion in the Company’s proxy statement or annual report, and issue a report (which will also be included in the proxy statement or annual report) as to whether the Compensation Committee recommends to the Board that such compensation discussion and analysis be included in the proxy statement or annual report;

•	review and reassess the adequacy of the Charter annually and recommend any proposed changes to the Board for approval;

•	annually review the Compensation Committee’s own performance;

•	make recommendations and report to the Board and other Board committees with respect to compensation policies of the Company or any of the foregoing matters; and

•	assess and evaluate any risks arising from the Company’s compensation policies and practices.

The Compensation Committee retains the power to appoint subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Compensation Committee or the Board. Except as described below, our executive officers, including the Named Executive Officers (as defined under the heading “Executive Compensation and Related Matters — Compensation Discussion and Analysis” below), do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term incentive compensation levels for less senior officers, including the other Named Executive Officers, in accordance with the Compensation Committee Charter.

Pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including the Named Executive Officers). The Compensation Committee retained Hewitt Associates (“Hewitt”) as an independent compensation consultant to assist it in determining the compensation levels for our senior executive officers for fiscal 2009. The mandate of Hewitt was to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The Compensation Committee retains the sole authority to hire and terminate its consultant. The Committee has retained Exequity LLP as its compensation consultant for fiscal 2010.

Nominating and Governance Committee.  The Nominating and Governance Committee reviews the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of NASDAQ. The Nominating and Governance Committee also recommends qualified candidates as directors of the Company, including the slate of directors that the Board proposes for election by shareholders at the Company’s annual meetings of shareholders, and recommends the directors to be appointed by the Board to the various Board committees. The Nominating and Governance Committee considered and recommended the five Board nominees presented for election as directors at the annual meeting. The Nominating and Governance Committee Charter, which was most recently reviewed and revised by the Nominating and Governance Committee in March 2010, is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Committee Composition” and “Nominating and Governance Committee” under the “Corporate Governance” heading. The Nominating and Governance Committee Charter requires that the Nominating and Governance Committee consist of no fewer than two board members who satisfy the independence requirements of NASDAQ and applicable law. The Board of Directors has affirmatively determined that each of the members of the Nominating and Governance Committee meets these independence requirements. The Nominating and Governance Committee is currently comprised of Messrs. Cobb, Mrkonic and Starrett and Ms. Nichols. The Nominating and Governance Committee met six times during fiscal 2009.

Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ. While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee strives to compose a Board with a collection of complementary skills which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. The Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to the Company’s affairs; (e) each director should represent the long-term interests of the Company’s shareholders as a whole; and (f) directors should be selected such that the Board represents a diversity of background and experience. Although diversity may be a consideration in the Committee’s process, the Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a shareholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of shareholders. The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Governance Committee will consider written proposals from shareholders for nominees to the Board of Directors. Nominations should be submitted to the Nominating and Governance Committee, c/o Corporate Secretary, and should include the following: (a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates, as described above; (b) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company’s common stock owned by such shareholders(s); (c) a statement detailing any relationship between the proposed nominee and any customer, supplier or competitor of the Company; (d) detailed information about any relationship or understanding between the nominating shareholder(s) and the proposed nominee; and (e) the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving on the Board of Directors, if elected. Nominees recommended by shareholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board of Directors and the Nominating and Governance Committee.

Attendance at Board and Committee Meetings

The Board of Directors met ten times during fiscal 2009. No director attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during the period for which he or she was a director and the total number of meeting held by all committees of the Board of Directors on which such director served during the period for which he or she served in fiscal 2009. The Company strongly encourages its directors to attend its annual meetings of shareholders. All of the Company’s then-currently serving directors attended the 2009 annual meeting of shareholders.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was the Company’s independent registered public accounting firm for fiscal 2009 and has reported on the Company’s consolidated financial statements included in the 2009 Annual Report that accompanies this Proxy Statement. The Audit Committee appoints the independent registered public accounting firm. The Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010. In the event that shareholders do not ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, the Audit Committee will reconsider the selection of the independent registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte & Touche LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements for fiscal 2009 and fiscal 2008 and the fees billed for audit-related, tax and other services rendered by Deloitte & Touche LLP for such years:

	Fiscal
Description of Professional Service(1)	2009	2008

Audit Fees — professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Forms 10-K, the reviews of the quarterly financial statements included in the Company’s Forms 10-Q, and Sarbanes-Oxley testing	$778,235	$850,000
Audit-related Fees — assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements — includes SEC comment letter review (2009)	6,500	33,000
Tax Fees — professional services rendered for tax compliance, tax consulting and tax planning — includes reviews of federal and state income tax returns and miscellaneous tax consulting	93,905	544,000
All Other Fees	—	—

Total Fees	$878,640	$1,427,000

(1)	Amounts disclosed are based, in part, on estimates of services performed as of the date of this filing but not yet billed.

Audit Committee Pre-Approval Policies and Procedures.  The Charter of the Audit Committee of our Board of Directors establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. The Charter prohibits the Company from retaining its independent registered public accounting firm to perform specified non-audit functions, including bookkeeping; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; legal services and expert services unrelated to the audit; and any other services that the Public Company Accounting Oversight Board established pursuant to the Sarbanes-Oxley Act of 2002 determines, by regulation, is impermissible. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in fiscal 2009 and 2008.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

To: The Board of Directors

As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which was most recently reviewed and revised by the Audit Committee in January 2010.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2009, we met and held discussions with management and the independent registered public accounting firm, Deloitte & Touche LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. We have reviewed and discussed the Company’s financial statements and system of internal controls and procedures with management, and discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, we have received the written disclosures and the letter from Deloitte & Touche LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte & Touche LLP the firm’s independence.

During the course of fiscal 2009, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We received periodic updates concerning the system of internal controls from management and the independent registered public accounting firm at regularly scheduled Audit Committee meetings. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions noted above, and subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 for filing with the SEC. We also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010.

April 27, 2010
AUDIT COMMITTEE
Michael Goldstein, Chairman
Brett Brewer
Pearson C. Cummin III
Thomas M. Murnane

Vote Required; Recommendation of the Board

The Company’s Board of Directors and the Audit Committee believe that the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010 is in the best interests of the Company and its shareholders.

Approval of the ratification of the independent registered public accounting firm requires a vote that satisfies two criteria: (i) holders of a majority of the shares represented and voting at the annual meeting, either in person or by proxy, must vote in favor of the proposal, and (ii) shares voting affirmatively on the proposal must also constitute at least a majority of the shares required to constitute a quorum at the annual meeting. Abstentions will have no effect on the outcome of the proposal under clause (i) above, which recognizes only votes cast on the proposal. However, because this proposal also requires the affirmative vote of a majority of the shares required to constitute a quorum under clause (ii) of the vote requirement, abstentions could prevent approval of the proposal because they do not count as affirmative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

Proxies solicited by the Company’s Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers as of April 27, 2010, followed by their biographical information (other than for Mr. Schoenfeld, whose biographical information appears under “Election of Directors — Nominees and Continuing Directors”). The ages shown are as of April 27, 2010.

Executive Officer	Age	Title

Gary H. Schoenfeld	47	President, Chief Executive Officer and Director
Charles Mescher	36	Senior Vice President, General Merchandise Manager, Young Mens
Christine Lee	39	Senior Vice President, General Merchandise Manager, Juniors
Robert Cameron	50	Senior Vice President, Marketing
Paula M. Lentini	45	Senior Vice President, Retail
Michael L. Henry	39	Senior Vice President, Chief Financial Officer and Secretary
Craig E. Gosselin	50	Senior Vice President, General Counsel and Human Resources

Charles Mescher was appointed Senior Vice President and General Merchandise Manager of Young Mens in January 2008. In this position, he is responsible for all merchandising, buying and design decisions related to Young Mens merchandise, including all apparel, accessories and footwear. Prior to that, he served the Company as Vice President, General Merchandise Manager of Young Mens merchandise and accessories from March 2006 to January 2008. Mr. Mescher joined the Company in January 2005 as Division Merchandise Manager of Young Mens. Prior to joining the Company, he served in various merchandising positions for Nike, The Gap and Abercrombie and Fitch.

Christine Lee joined the Company in February 2010 as Senior Vice President and General Merchandise Manager of Juniors. In her role, Ms. Lee leads all aspects of merchandising, buying and design decisions for our Juniors apparel, accessories and footwear business. Prior to joining the Company, Ms. Lee spent 18 years with specialty retailer Urban Outfitters working her way from Sales Associate to General Merchandise Manager of Women’s Apparel and Accessories, as well as Urban Renewal and Design. In this role she drove merchandise trends, new concepts and key item decisions for a $300 million business.

Robert Cameron joined the Company in January 2010 as Senior Vice President of Marketing. In this position, he is responsible for creating a differentiated customer experience and for developing strategies that will bring the Company’s stores and PacSun.com to consumers across all touch points. Mr. Cameron joined the Company from Levi’s, where he most recently served as Vice President, Levi’s Brand Marketing from 2006 to 2009. Prior to Levi’s, he was a founding partner and Chief Creative Officer of Fantascope, Inc., a strategic branding agency that worked on many projects including New Line Cinema’s “Lord of the Rings,” M&Ms retail stores and several MTV online initiatives from 1995 to 2005.

Paula M. Lentini joined the Company as the Senior Vice President, Retail in April 2010. Ms. Lentini is responsible for managing all aspects of our retail stores, store operations, loss prevention, construction and real estate. Prior to joining us, she was Vice President of Retail Sales and Operations at T-Mobile USA, a wireless provider, from September 2007 to March 2010. From 2005 until 2007 she was a Zone Vice President at The Gap, Inc., leading stores in Canada and the Central United States. From 2004 to 2005 Ms. Lentini was the Senior Vice President of Retail Sales and Operations for Giorgio Armani and Emporio Armani, USA. From 2000 to 2004 she was a Regional Director/Zone Vice President for Victoria’s Secret Stores in the Central United States. Prior to Joining Victoria’s Secret Stores, Ms. Lentini was employed in a variety of positions at The Gap, Inc., domestically and internationally, from 1990 to 2000.

Michael L. Henry was appointed Senior Vice President, Chief Financial Officer and Secretary of the Company in January 2008. In this position, he has responsibility for all aspects of the Company’s financial planning and reporting, treasury, tax, insurance, investor relations and facilities. Prior to that, he served as Interim Chief Financial Officer from November 2007 to January 2008, and Vice President, Controller from February 2006 to November 2007. Mr. Henry joined the Company in September 2000 as Controller. Prior to joining the Company, he worked in the audit practice of Deloitte & Touche LLP. Mr. Henry is a certified public accountant (inactive).

Craig E. Gosselin joined the Company as Senior Vice President, General Counsel and Human Resources in December 2009. Mr. Gosselin oversees our legal and human resources functions. Mr. Gosselin joined Pacific Sunwear from Connolly, Finkel and Gosselin LLP (“CF&G”) and was a partner of that firm, and its predecessor Zimmermann, Koomer, Connolly and Finkel LLP, since 2005. While with CF&G, Mr. Gosselin represented leading brands, including Vans, CamelBak, Ariat, Von Dutch, The North Face, JanSport, Reef and 7 For All Mankind. Prior to joining CF&G, Mr. Gosselin spent nearly 13 years with Vans, Inc., serving as Senior Vice President and General Counsel. Prior to Vans, Mr. Gosselin practiced corporate mergers and acquisitions, and securities law at several large law firms, including Shea & Gould and Pacht, Ross, Warne, Bernhard & Sears.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of the record date for the meeting, April 6, 2010 (except where another date is indicated) with respect to the beneficial ownership of the Company’s common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, each director of the Company, each nominee for election to the Board of Directors named in this Proxy Statement, each Named Executive Officer (as defined under the heading “Summary Compensation Table” below), and by all directors and current executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Amount in		Percentage
	Shares of		of Total
	Beneficial		Shares
Name and Address of Beneficial Owner	Ownership		Outstanding

Lord, Abbett & Co. LLC	10,577,559	(1)	16.0%
90 Hudson Street Jersey City, NJ 07302
Adage Capital Management, L.P.	9,950,053	(2)	15.1%
200 Clarendon Street 52nd Floor
Boston, MA 02116
Janus Capital Management LLC	7,515,215	(3)	11.4%
151 Detroit Street
Denver, CO 80206
BlackRock, Inc.	3,466,705	(4)	5.2%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	3,434,884	(5)	5.2%
Palisades West, Building One
6300 Bee Cave Road,
Austin, TX 78746
Named Executive Officers and Directors of the Company:
Gary H. Schoenfeld	25,000	(6)	*
Michael L. Henry	112,711	(7)	*
Craig E. Gosselin	25,000	(8)	*
Charles Mescher	80,152	(9)	*
Sally Frame Kasaks	410,259	(10)	*
Thomas Leary	—		*
Robert Cameron	25,800	(11)	*
Brett Brewer	36,310	(12)	*
William Cobb	51,310	(12)	*
Pearson C. Cummin III	296,831	(13)	*
Michael Goldstein	90,310	(14)	*
George R. Mrkonic	50,310	(15)	*
Thomas M. Murnane	102,351	(16)	*
Grace Nichols	55,310	(17)	*
Peter Starrett	228,810	(18)	*
All Directors and executive officers as a group (15 persons)	1,205,205	(19)	1.8%

*	Less than one percent.

(1)	Share ownership for Lord, Abbett & Co. LLC (“LA&Co”) and related parties is given as of March 31, 2010 and December 31, 2009, respectively, and was obtained from a Schedule 13G/A, dated April 9, 2010, filed by

LA&Co with the SEC and a Schedule 13G, dated February 12, 2010, filed by Lord Abbett Research Fund, Inc. Small-Cap Value Series (“LA&Co Small-Cap”) with the SEC. According to the Schedule 13G filed by LA&Co, LA&Co is the beneficial owner of 7,258,861 shares, has sole voting power with respect to 6,303,376 shares and has sole dispositive power with respect to 7,258,861 shares. The shares beneficially owned by LA&Co are held on behalf of investment advisory clients and, as of December 31, 2009, LA&Co Small-Cap had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the shares held by LA&Co. Pursuant to the Schedule 13G filed by LA&Co Small-Cap, LA&Co Small-Cap is the beneficial owner of, and has sole voting and dispositive power with respect to, 3,318,698 shares.

(2)	Share ownership for Adage Capital Partners, LP and related parties is given as of December 31, 2009, and was obtained from a Schedule 13G/A, dated February 16, 2010, filed with the SEC. Adage Capital Partners, LP and related parties have shared voting and dispositive power with respect to 9,950,053 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross are also deemed to be beneficial owners of such securities.

(3)	Share ownership for Janus Capital Management LLC. (“Janus Capital”) and related parties is given as of December 31, 2009 and was obtained from a Schedule 13G/A, dated February 16, 2010, filed with the SEC. According to the Schedule 13G, Janus Capital is the beneficial owner of 7,515,215 shares and has sole voting and dispositive power with respect to all of the shares. Janus Orion Fund is an investment company to which Janus Capital provides investment advice and is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,915,170 shares.

(4)	Share ownership for BlackRock, Inc. and related parties is given as of December 31, 2009 and was obtained from a Schedule 13G, dated January 20, 2010, filed with the SEC. According to the Schedule 13G, BlackRock, Inc. is the beneficial owner of 3,466,705 shares and has sole voting and dispositive power with respect to all of the shares.

(5)	Share ownership for Dimensional Fund Advisors LP and related parties is given as of December 31, 2009, and was obtained from a Schedule 13G, dated February 10, 2010, filed with the SEC. According to the Schedule 13G, Dimensional Fund Advisors LP is the beneficial owner of 3,434,884 shares and has sole voting power with respect to 3,335,004 shares and sole dispositive power with respect to all of the shares.

(6)	Includes 25,000 shares that are subject to a restricted stock award and excludes 1,500,000 shares that may be acquired upon exercise of stock options that are not presently exercisable or will not become exercisable within 60 days of April 6, 2010.

(7)	Includes 79,025 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 15,250 shares that are subject to restricted stock awards. Excludes 123,250 shares that may be acquired upon exercise of stock options that are not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(8)	Includes 25,000 shares that are subject to a restricted stock award and excludes 50,000 shares that may be acquired upon exercise of stock options that are not presently exercisable or will not become exercisable within 60 days of April 6, 2010.

(9)	Includes 48,750 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 20,166 shares that are subject to restricted stock awards. Excludes 153,900 of stock options that are not presently exercisable or will not become exercisable within 60 days of April 6, 2010.

(10)	Represents Ms. Kasaks’ beneficial ownership as of April 6, 2010, which includes 67,398 restricted stock units that vested on January 31, 2010.

(11)	Includes 25,000 shares that are subject to a restricted stock award and excludes 50,000 shares that may be acquired upon exercise of stock options that are not presently exercisable or will not become exercisable within 60 days of April 6, 2010.

(12)	Includes 3,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 6,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(13)	Includes 55,500 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 3,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(14)	Includes 42,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 3,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(15)	Includes 12,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 6,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(16)	Includes 55,500 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 3,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(17)	Includes 12,000 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 6,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(18)	Includes 55,500 shares of common stock that may be acquired upon exercise of stock options that are presently exercisable or will become exercisable within 60 days of April 6, 2010, and 23,310 shares that are subject to restricted stock units that will vest within 60 days of April 6, 2010. Excludes 3,000 shares that may be acquired upon exercise of stock options not presently exercisable or will not be exercisable within 60 days of April 6, 2010.

(19)	Represents shares beneficially owned by all of our current directors and executive officers as of April 6, 2010. Excludes 1,913,150 shares which are subject to stock options which are not exercisable within 60 days of April 6, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of copies of reports furnished to the Company and written representations that no other reports were required all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were timely satisfied during fiscal 2009, with the exception of one Form 4 filing for Mr. Henry to report a transaction relating to the withholding of shares to pay taxes upon the vesting of restricted stock awards and one Form 4 filing for Mr. Cameron to report an award of stock options and an award of restricted stock to Mr. Cameron. The two Form 4 filings were subsequently filed on April 20, 2010, for Mr. Henry and January 22, 2010, for Mr. Cameron.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Section contains a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s principal executive officer, principal financial officer, and three other most highly compensated executive officers employed by us at the end of fiscal 2009, as well as two former executive officers whose employment with the Company ended during fiscal 2009. These individuals are referred to as “Named Executive Officers” in this Section.

The Role of the Compensation Committee

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board of Directors. None of the Named Executive Officers are members of the Compensation Committee. The Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and equity award levels for other Named Executive Officers. The Compensation Committee then considers these recommendations and approves changes to the Named Executive Officers’ compensation in its discretion. None of the other Named Executive Officers had any role in determining the compensation of other Named Executive Officers. The Compensation Committee alone determines pay levels for the Chief Executive Officer of the Company. As discussed above the Compensation Committee retained the services of Hewitt Associates as an independent compensation advisor. As described below, Hewitt consulted with the Compensation Committee on several occasions throughout the course of fiscal 2009.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual bonus opportunity, perquisites, a long-term equity incentive opportunity, retirement benefits, the ability to receive compensation on a deferred basis (with investment earnings), and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	•	Attract, retain and motivate qualified executives
Annual Bonus Opportunity	•	Hold executives accountable for annual objectives as approved by the Committee
	•	Align executives’ interests with those of shareholders
	•	Attract, retain and motivate qualified executives
Long-Term Equity Incentives	•	Align executives’ interests with those of shareholders
	•	Hold executives accountable for sustained, multi-year performance
	•	Attract, retain and motivate qualified executives
Retirement Benefits	•	Attract, retain and motivate qualified executives by providing capital accumulation opportunities and security
Deferred Compensation Opportunities	•	Attract, retain and motivate qualified executives by providing flexibility in timing of income recognition
Severance and Other Benefits Upon Termination of Employment	•	Attract and retain qualified executives by providing transition benefits upon a qualifying job loss
Perquisites and Personal Benefits	•	Attract, retain and motivate qualified executives

When the components of our executive compensation programs are combined, we believe they create a total compensation package that supports our compensation objectives.

Market Compensation Data

In determining the level of compensation to be paid to Named Executive Officers, we review publicly available compensation information of other public retailing companies from time to time. In addition, as indicated above, we retained Hewitt as our independent compensation consultant in fiscal 2009 to evaluate and make recommendations regarding the Company’s executive compensation programs. In that regard, Hewitt summarized publicly filed pay data from a customized peer group consisting of the following companies: Abercrombie & Fitch Co., Aéropostale Inc., American Eagle Outfitters Inc., Ann Taylor Stores Corp., Bebe Stores Inc., The Buckle Inc., Chico’s FAS Inc., Children’s Place Retail Stores Inc., Claire’s Stores Inc., Guess Inc., Gymboree Corp., Hot Topic Inc., J. Crew Group Inc., New York and Company Inc., Talbots Inc., Urban Outfitters Inc., Wet Seal Inc., and Zumiez Inc., for use by the Compensation Committee in determining appropriate compensation levels for the Named Executive Officers. Additionally, in fiscal 2009, Hewitt provided the Compensation Committee with compensation data in order to determine the appropriate compensation levels for Gary H. Schoenfeld in connection with his appointment as President and Chief Executive Officer. Other than the foregoing compensation consulting services for the Committee, Hewitt did not provide any other services to the Company in fiscal 2009.

While the Compensation Committee reviews competitive compensation data in making its compensation decisions, it does not base its decisions on this information alone and specifically does not set compensation levels to any specific level relative to these other companies. The Compensation Committee believes that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers. In making its compensation decisions, the Compensation Committee also considers each Named Executive Officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Schoenfeld are higher than they are for the other Named Executive Officers reflecting his responsibility as Chief Executive Officer for the overall operations of the Company.

Employment Agreement with Mr. Schoenfeld

On June 16, 2009, the Company entered into an employment agreement with Mr. Schoenfeld to serve as our Chief Executive Officer. The initial term of the agreement is three years and may be extended by mutual agreement thereafter. The specific compensation components of Mr. Schoenfeld’s employment agreement are discussed below in this Compensation Discussion and Analysis and the compensation tables and narratives that follow this discussion.

As noted above, in negotiating Mr. Schoenfeld’s employment agreement and compensation levels, the Compensation Committee considered peer company data obtained and evaluated by Hewitt. The peer group identified for purposes of Mr. Schoenfeld’s employment agreement consisted of the companies identified above under “Market Compensation Data.” While the Compensation Committee considered peer company data, it did not target Mr. Schoenfeld’s compensation to any specific benchmark against the peer group.

The compensation levels, awards and other terms of Mr. Schoenfeld’s employment agreement were the result of negotiations between Mr. Schoenfeld and the Company. The Compensation Committee determined, in its judgment and based on Mr. Schoenfeld’s experience and general competitive practices, that the compensation levels, awards and other terms of Mr. Schoenfeld’s agreement were appropriate to attract and retain Mr. Schoenfeld and that they were also consistent with the objectives of the Company’s compensation program outlined above. The Compensation Committee also considered that Mr. Schoenfeld’s employment agreement does not include tax gross-up payments, does not provide for special benefits or perks not offered by the Company to its employees generally, and provides for severance only in certain limited circumstances should a termination of Mr. Schoenfeld’s employment actually occur and only if Mr. Schoenfeld provides a release of claims to the Company.

Current Executive Compensation Program Elements

Base Salaries.  Each of our Named Executive Officers (other than Named Executive Officers no longer employed by the Company) is a party to an employment agreement or a non-binding offer letter that provides for a fixed base salary, subject to annual review by the Compensation Committee. The Compensation Committee generally reviews the base salary of each Named Executive Officer in March or April of each fiscal year and makes adjustments to those salaries in its discretion with input from the Chief Executive Officer (as to Named Executive Officers other than himself). In determining the appropriate base salary for each Named Executive Officer, the Compensation Committee considers, among other factors, the Company’s performance and general economic and market conditions and the length of the Named Executive Officer’s employment, and also makes a subjective evaluation of past performance and expected future contributions with input from the Chief Executive Officer. Based on this review, and in particular the state of the United States economy generally and the challenges facing retailers in this economy, the Compensation Committee determined that no changes would be made to the Named Executive Officers’ base salaries for fiscal 2009.

Mr. Schoenfeld’s annual base salary was set at $1,050,000 upon his commencing employment as the Company’s President and Chief Executive Officer in June 2009. This amount was negotiated with Mr. Schoenfeld and provided for under his employment agreement. See “Employment Agreement with Mr. Schoenfeld.”

Annual Bonuses.  Each of our Named Executive Officers (other than Named Executive Officers no longer employed by the Company) is a party to an employment agreement or a non-binding offer letter that provides for an annual bonus opportunity with a specified target and maximum value. The Company did not adopt a formal bonus plan for the Named Executive Officers for fiscal 2009. Instead, the Compensation Committee determined that it was appropriate, particularly in light of management transitions and the general economic environment, to preserve discretion regarding bonuses such that any bonuses for fiscal 2009 to be awarded to these executives would be determined by the Compensation Committee in its discretion based on its subjective assessment of the performance of the Company and the individual executive during the fiscal year, market conditions and such other factors as it considered appropriate. Pursuant to his employment agreement, Mr. Schoenfeld was not eligible for a bonus for fiscal 2009, and the Compensation Committee determined that due to the general performance of the Company during fiscal 2009 it was not appropriate to pay annual bonuses for 2009 to the Company’s Named Executive Officers, except for Mr. Mescher who was awarded a discretionary bonus for his contributions in stabilizing the Company’s Young Mens business.  The Company’s decisions regarding bonuses were consistent with the

Company’s compensation objectives that (i) compensation should hold executives accountable for performance, and (ii) compensation should align executives’ interests with those of stockholders.

Long-Term Equity Incentives.  The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of equity instruments that are in, or valued by, reference to our common stock. As indicated above, we retained Hewitt as our independent compensation consultant in fiscal 2009 to evaluate and make recommendations regarding the Company’s executive compensation programs including long-term equity incentives. The Compensation Committee considered input by Hewitt and the general peer group data provided by Hewitt in approving the size and types of all of the grants discussed below.

The Compensation Committee bases its award grants to executives each year on a number of factors, including each executive’s contributions and expected future contributions to the Company and, for Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Grants are made annually, usually in March or April of each year, and the grants are determined based on the Compensation Committee’s subjective assessment of the grantee’s performance for the immediately preceding fiscal year and factors such as the grantee’s history of equity awards, bonuses and salary increases. The Company’s long-term incentives are currently awarded in the form of a combination of non-qualified stock options and non-vested stock.

In fiscal 2009, stock appreciation rights were also granted to certain of our Named Executive Officers. The size of the grants made to Ms. Kasaks and Messrs. Henry, Mescher and Leary during fiscal 2009 (discussed below) were determined based on a targeted value tied to the price of our stock.

Non-vested Stock.  Each award of non-vested stock is generally subject to a four-year vesting schedule and provides an incentive for the executive to continue employment with the Company through the vesting period. At the end of the vesting period, the executive’s shares will have the value of the Company’s stock price on the vesting date. In general, this means the executive will receive an award that has some financial value regardless of stock price volatility. However, the value of the non-vested stock appreciates as the value of our stock price increases, so non-vested stock also helps to link executives’ interests with those of our shareholders.

In April 2009, the Compensation Committee approved grants of non-vested stock to Ms. Kasaks, Mr. Henry, Mr. Mescher and Mr. Leary. Each of these grants was scheduled to vest over a four-year period, except that the grant to Ms. Kasaks was scheduled to vest in full on her anticipated retirement date of January 30, 2010.

In August 2009, the Compensation Committee approved grants of non-vested stock to Mr. Schoenfeld, and in January 2010, the Compensation Committee approved grants of non-vested stock to Mr. Gosselin and Mr. Cameron. Each of these grants was made to the executive in connection with his commencing employment with the Company and subject to a four-year vesting schedule. The size of each of these grants was negotiated with the executive in connection with his hiring by the Company.

In January 2010, the Compensation Committee approved grants of non-vested stock to Mr. Gosselin and Mr. Cameron. Each of these grants was made to the executive in connection with his commencing employment with the Company and subject to a four-year vesting schedule. The size of each of these grants was negotiated with the executive in connection with his hiring by the Company.

Stock Options and Stock Appreciation Rights.  We also grant long-term incentive awards to Named Executive Officers in the form of stock options and stock appreciation rights (or “SARs”). The exercise price of options and the base price of SARs is equal to the closing price of our common stock on the grant date. Upon exercise of a SAR, the holder of the award will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the positive difference (if any) between the fair market value of a share of our common stock at the time of exercise less the base price of the SAR, divided by (iii) the fair market value of a share of our common stock at the time of exercise. Thus, Named Executive Officers will only realize value on their options or SARs if our shareholders realize value on their shares. The options and SARs also function as a retention incentive for our executives as they are generally subject to vesting over a period of years after the grant date.

In April 2009, the Compensation Committee approved grants of stock options and SARs to Mr. Henry, Mr. Mescher and Mr. Leary. Each of the options was scheduled to vest in two installments, with 50% of the option vesting on each of the second and third anniversaries of the grant date, and each of the SARs was scheduled to vest over a four-year period.

Pursuant to his employment agreement, Mr. Schoenfeld was granted an option to purchase 1,000,000 shares of our common stock in August 2009 and an option to purchase 500,000 shares of our common stock in January 2010. The August 2009 option is scheduled to vest in equal installments over a four-year period, and the January 2010 option is scheduled to vest in full on June 29, 2013. The size of each of these options was granted to Mr. Schoenfeld as an inducement to his commencing employment with the Company and was negotiated with Mr. Schoenfeld.

The material terms of the equity awards granted to the Named Executive Officers during fiscal 2009 are described below under “Grants of Plan-Based Awards — Fiscal 2009.”

Retirement Benefits.  The Company provides retirement benefits to the Named Executive Officers under the terms of its tax-qualified 401(k) plan. The Company makes matching contributions to the 401(k) plan at the rate of 100% of the first three percent of eligible salary deferrals and 50% of the next two percent of eligible salary deferrals by all participants, subject to IRS limits. These matching contributions vest immediately. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Deferred Compensation Opportunities.  Named Executive Officers are currently permitted to elect to defer up to 50% of their base salary and up to 100% of their bonuses under the Executive Deferred Compensation Plan. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. In fiscal 2009, the Company discontinued any matching contributions to the Executive Deferred Compensation Plan.

Please see the “Non-Qualified Deferred Compensation — Fiscal 2009” table and the related narrative section, “Non-Qualified Deferred Compensation Plans,” below for a description of the Company’s Executive Deferred Compensation Plan and the benefits thereunder.

Perquisites and Personal Benefits.  In addition to base salaries and annual bonus opportunities, the Company provides the Named Executive Officers with certain perquisites and personal benefits, including a car allowance, cell phone allowance, and payment of relocation expenses, as applicable. The Company does not provide the Named Executive Officers with any tax “gross ups” to make them whole for any taxes that may be imposed on these perquisites and personal benefits. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Executive Officers with additional annual compensation that supplements their base salaries and bonus opportunities. We do not establish the value of each Named Executive Officer’s perquisites and personal benefits in a vacuum. Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different and, in some instances, tax advantaged form. When determining each Named Executive Officer’s base salary, we take the value of each Named Executive Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Executive Officer in fiscal 2009 are reported within the “All Other Compensation” column of the “Summary Compensation Table” below and explained in more detail in footnote (4) thereto.

Severance and Other Benefits upon Termination of Employment.  The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company provides such protections for each of its Named Executive Officers and other executive officers of the Company, including those listed under the “Summary Compensation Table.” Except in the case of Mr. Schoenfeld, severance benefits for the Named Executive Officers are provided under the Executive Severance Plan. In the case of Mr. Schoenfeld, severance benefits are provided under his employment agreement.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, under the Executive Severance Plan, or in the case of Mr. Schoenfeld, his employment agreement, Named Executive Officers are generally entitled to severance benefits in the event of a termination of employment by the Company without “cause” (as defined in the applicable document). The Company has determined that it is appropriate to provide these executives with severance benefits in the event of an involuntary termination of the executive’s employment in light of their positions within the Company and as part of their overall compensation package. In the case of Mr. Schoenfeld, severance benefits are also provided in the event of a termination of employment by him for “good reason” (as defined in his employment agreement) that we believe results in a constructive termination of his employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our Named Executive Officers with enhanced severance benefits under our Executive Severance Plan if the executive’s employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. Mr. Schoenfeld is entitled to similar protection under his employment agreement. As noted above, because we believe that a termination by an executive for good reason is conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We generally do not believe that Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control where the Company is not the surviving corporation (or where it does not survive as a public company), then, like all other employees, Named Executive Officers will receive immediate vesting of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the equity awards.

Our current philosophy is that Named Executive Officers (including the Chief Executive Officer) should not be entitled to reimbursement for any excise taxes imposed on their severance and other payments under Section 4999 of the Internal Revenue Code because we believe we have established appropriate severance arrangements after factoring in the possibility of the imposition of excise taxes on those Named Executive Officers.

Pursuant to Sally Frame Kasaks’ employment agreement entered into in connection with her commencement of employment in 2007, she would have been reimbursed for the full amount of any excise taxes imposed on her severance payments and any other payments under Section 4999 of the Internal Revenue Code. We had previously decided to provide Ms. Kasaks with a “gross-up” for any parachute payment excise taxes that may be imposed in certain circumstances because we determined the appropriate level of change in control severance protections for her without factoring in the adverse tax effects on them that may result from these excise taxes. The excise tax gross-up was intended to make Ms. Kasaks whole for any adverse tax consequences she might become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate. At the time we agreed to provide Ms. Kasaks with a gross-up, we believed this protection was a reasonable part of the compensation package for her and generally consistent with industry practice at the time. Ms. Kasaks’ employment agreement expired on January 31, 2010 and the gross-up provision also expired at that time.

Please see the “Potential Payments Upon Termination or Change in Control” Section below for a description of the potential payments that may be made to the Named Executive Officers (other than the Named Executive Officers no longer employed by the Company) in connection with their termination of employment or a change in control and a description of the payments that have become payable to our Named Executive Officers who are no longer employed by the Company.

Section 162(m) Policy

The Compensation Committee considers the anticipated tax treatment to the Company of the compensation and benefits paid to the executive officers of the Company in light of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to a public corporation for compensation in excess of $1,000,000 paid during a year to its chief executive officer or to certain of its other executive officers. However, Section 162(m) exempts qualifying “performance based” compensation from the $1,000,000 limit.

While striving to satisfy the Company’s goal of linking a significant portion of each executive officer’s compensation to the financial performance of the Company, the Compensation Committee also strives to provide each executive officer with a compensation package that will preserve the Company’s tax deduction for such compensation. In that regard, stock options and SARs awarded to the Company’s executive officers are intended to be qualified “performance based” compensation for purposes of Section 162(m). The non-vested stock awards awarded in fiscal 2009 are not deemed “performance based” compensation for purposes of Section 162(m) and thus may not be deductible to the Company in the year of vesting.

The Compensation Committee and the Board may authorize non-deductible compensation in such circumstances as they deem appropriate. Because of ambiguities and uncertainties in Section 162(m), no assurances can be given that compensation intended by the Company to be “performance based” within the meaning of Section 162(m) will in fact be deductible by the Company.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four non-employee directors named at the end of this report, each of whom is independent as defined by the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2009 Annual Report on Form 10-K filed with the SEC.

Compensation Committee of the Board of Directors
Grace Nichols (Chair)
William C. Cobb
George R. Mrkonic
Peter Starrett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During all of fiscal 2009, the Company’s Compensation Committee consisted of Grace Nichols, William C. Cobb, George R. Mrkonic and Peter Starrett. None of the members of the Compensation Committee was, during fiscal 2009, an executive officer or employee of the Company, is a former officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2009.

SUMMARY COMPENSATION TABLE — FISCAL 2007-2009

The following table and explanatory notes present information regarding compensation of the Named Executive Officers for services rendered during fiscal 2009, 2008 and 2007 and Craig E. Gosselin and Robert Cameron, who became executive officers of the Company prior to the end of fiscal 2009. The Named Executive Officers and Messrs. Gosselin and Cameron are collectively referred to in the remainder of this Proxy Statement as the “Named Executive Officers.”

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(1)	($)(3)	($)(4)	($)

Gary H. Schoenfeld,	2009	625,962	—	96,000	3,324,600	—	—	5,215	4,051,777
President, CEO and Director(5)
Sally Frame Kasaks,	2009	1,146,154	—	82,000	—	—	47,799	13,500	1,289,453
former CEO and Chairman(6)	2008	1,250,000	—	527,600	658,503	—	1,410,331	32,453	3,878,887
	2007	1,184,616	900,000	1,910,000	1,598,025	—	—	13,154	5,605,795
Charles Mescher,	2009	385,025	38,503	10,660	120,629	—	43,484	8,100	606,401
SVP, GMM, Young Mens(7)
Michael L. Henry,	2009	300,000	—	10,660	95,895	—	34,714	8,700	449,969
SVP , CFO and Secretary	2008	300,000	—	85,735	113,535	—	—	19,207	518,477
	2007	230,231	18,000	163,800	107,670	—	—	22,781	542,482
Thomas Leary,	2009	275,962	—	14,760	73,860	—	—	277,710	642,292
former SVP, General Counsel and Human Resources(8)
Craig E. Gosselin,	2009	51,154	—	99,500	116,120	—	—	1,338	268,112
SVP, General Counsel and Human Resources(9)
Robert Cameron,	2009	25,000	—	99,500	116,120	—	—	669	241,289
SVP, Marketing(10)

(1)	For fiscal 2009, none of the Named Executive Officers received any bonus or non-equity incentive amounts, except for Mr. Mescher who was awarded a bonus for his contributions in stabilizing the Young Mens business.

(2)	In accordance with recent changes in the SEC’s disclosure rules, amounts reported in these columns represent the aggregate grant date fair value of awards granted during the year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) Note 11 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, and (ii) similar footnotes to the Company’s consolidated financial statements for prior years when the awards were granted. The amounts reported may not reflect the actual financial benefit realized by each Named Executive Officer with respect to his or her outstanding option or stock awards. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for fiscal 2008 and fiscal 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal 2008 and fiscal 2007 on a similar basis as the fiscal 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock award and option awards in fiscal 2008 and fiscal 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each Named Executive

Officer’s total compensation amounts for fiscal 2008 and fiscal 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(3)	Amounts reported for fiscal 2009 for Ms. Kasaks represent the change in present value of her supplemental retirement benefit from the Company from $1,502,888 at the beginning of fiscal 2009 to $1,470,499 at the end of fiscal 2009 and the change in the non-qualified deferred compensation plan in fiscal 2009 of $80,188. Amounts reported for fiscal 2009 for Messrs. Mescher and Henry represent the change in the non-qualified deferred compensation plan in fiscal 2009 of $43,484 and $34,714, respectively. Please see the “Pension Benefits — Fiscal 2009” table and related narrative discussion below for a description of Ms. Kasaks’ supplemental retirement benefit from the Company. Amounts reported for fiscal 2008 represent the actuarial present value of Ms. Kasaks’ accumulated supplemental retirement benefit from the Company recognized in 2008.

(4)	Amounts reported for fiscal 2009 represent car and phone allowances for each of the Named Executive Officers, in each case in an amount less than $15,000. For Mr. Leary, amounts shown also include the following severance benefits in connection with his separation from the Company in December 2009: total cash severance payments equal to $262,500, plus a cash payment of $8,350 (the estimated cost of his continued medical coverage under COBRA for a period of 9 months from the date of separation). For a more detailed description of the nature and amounts paid or payable to Mr. Leary in connection with his termination of employment with the Company, please see the description of his separation agreement under the Section entitled “Potential Payments upon Termination or Change in Control” below.

(5)	In June 2009, Mr. Schoenfeld was named President and CEO. The amount reported as “Salary” in this table includes the base salary paid to Mr. Schoenfeld from June through the end of fiscal 2009 (the portion of the year he served as President and CEO).

(6)	In June 2009, Ms. Kasaks resigned as CEO and Chairman. Pursuant to the terms of her resignation, Ms. Kasaks was entitled to be paid her base salary through the remainder of fiscal 2009. She retired as an employee of the Company at the end of fiscal 2009. As a result of her retirement, Ms. Kasaks forfeited SARs and stock awards representing 465,875 shares of common stock and non-vested shares representing 30,000 shares of common stock.

(7)	In January 2010, Mr. Mescher, SVP, GMM, Young Mens, was designated a Named Executive Officer of the Company. Amounts reported represent his compensation for all of fiscal 2009.

(8)	In December 2009, Mr. Leary resigned as SVP, General Counsel and Human Resources. The amount reported as “Salary” in the table above includes the base salary paid to Mr. Leary in fiscal 2009 prior to his separation. As a result of his separation, Mr. Leary forfeited stock and option awards representing 96,000 non-vested shares of common stock.

(9)	In December 2009, Mr. Gosselin was named SVP, General Counsel and Human Resources. The amount reported as “Salary” in the table above includes the base salary paid to Mr. Gosselin for December through the end of fiscal 2009 (the portion of the year he served as SVP, General Counsel and Human Resources).

(10)	In January 2010, Mr. Cameron was named SVP, Marketing. The amount reported as “Salary” in the table above includes the base salary paid to Mr. Cameron for January of fiscal 2009 (the portion of the year he served as SVP, Marketing).

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2009. The primary elements of each Named Executive Officer’s total compensation for fiscal 2009 reported in the table are base salary and long-term equity incentives consisting of stock options, SARs and non-vested stock. Named Executive Officers also earned the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary is provided immediately following this Section. The “Grants of Plan-Based Awards — Fiscal 2009” table, and the description of the material terms of the plan-based awards granted during fiscal 2009 that follows it, provides information regarding the long-term equity incentive compensation awarded to Named Executive Officers in fiscal 2009. The “Outstanding Equity Awards at Fiscal 2009 Year-End” and “Option Exercises and Stock Vested in Fiscal 2009” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Pension Benefits — Fiscal 2009” table and related narrative provide information on Ms. Kasaks’ supplemental retirement benefit from the Company as a result of the Company’s settlement of its dispute with Ann Taylor Stores, Inc.

The “Non-Qualified Deferred Compensation — Fiscal 2009” table and related description of the material terms of our non-qualified Executive Deferred Compensation Plan provides details of the deferred compensation earnings and activity for the Named Executive Officers, and also provides a more complete picture of the potential future payments due to our Named Executive Officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, have been, or may become payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

We are currently parties to an employment agreement with Mr. Schoenfeld and non-binding offer letters with Messrs. Henry, Mescher, Gosselin and Cameron. The terms outlined in these documents, including the salary and bonus terms thereof, are briefly described below. Provisions of these documents relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement, including the Section entitled “Potential Payments upon Termination or Change in Control.”

Gary H. Schoenfeld.  In connection with his appointment as President and Chief Executive Officer, Mr. Schoenfeld and the Company entered into an employment agreement on June 16, 2009. The employment agreement provides for an initial three-year term ending June 29, 2012. The term will be automatically extended for an additional one-year period on that date (and each June 29 thereafter) unless either party gives advance written notice of its intent not to extend the term. Under the employment agreement, Mr. Schoenfeld currently receives a base salary at an annual rate of $1,050,000 and an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Compensation Committee. Mr. Schoenfeld’s target incentive bonus is 100% of his base salary with a maximum incentive bonus of 200% of his base salary. However, Mr. Schoenfeld was not eligible for an annual bonus for fiscal 2009. Mr. Schoenfeld is also entitled to participate in the Company’s benefit plans on terms consistent with those applicable to the Company’s other executives or employees generally, except that Mr. Schoenfeld will not participate in any severance arrangements other than those provided in the employment agreement.

Michael L. Henry.  Mr. Henry, the Company’s Senior Vice President, Chief Financial Officer and Secretary, currently receives an annual salary of $300,000, subject to annual review by the Compensation Committee. Mr. Henry did not receive any base salary increase for fiscal 2009. For fiscal 2009, Mr. Henry was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis above, the Company generally did not pay annual bonuses for fiscal 2009 due to the effects of general economic and market conditions on the Company’s performance and equity value. Mr. Henry is also eligible to participate in the Company’s usual benefit programs for executives.

Charles Mescher.  Mr. Mescher, the Company’s Senior Vice President, General Merchandise Manager, Young Mens, currently receives an annual salary of $400,000, subject to annual review by the Compensation Committee. Mr. Mescher received a base salary increase of $15,000 after the conclusion of fiscal 2009. For fiscal 2009, Mr. Mescher was eligible to receive an annual bonus opportunity with a target bonus of 50% of base salary (and a maximum bonus of 100% of base salary). However, as discussed in the “Current Executive Compensation Program Elements — Annual Bonuses” Section of the Compensation Discussion and Analysis above, the Company generally did not pay annual bonuses for fiscal 2009 due to the effects of general economic and market conditions on the Company’s performance and equity value. However, Mr. Mescher was awarded a bonus for his contributions in stabilizing the Young Mens business. Mr. Mescher is also eligible to participate in the Company’s usual benefit programs for executives.

Craig E. Gosselin.  Mr. Gosselin, the Company’s Senior Vice President, General Counsel and Human Resources, currently receives an annual salary of $350,000, subject to annual review by the Compensation Committee. Under the terms of his offer letter, Mr. Gosselin is not eligible to receive a salary increase until March 2012. He was not eligible to receive a bonus for fiscal 2009 as he only began his employment with us in December 2009. Mr. Gosselin is also eligible to participate in the Company’s usual benefit programs for executives.

Robert Cameron.  Mr. Cameron, the Company’s Senior Vice President, Marketing, currently receives an annual salary of $325,000, subject to annual review by the Compensation Committee. He was not eligible to receive a salary increase or bonus for fiscal 2009 as he only began his employment with us in December 2009. Mr. Cameron is also eligible to participate in the Company’s usual benefit programs for executives.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table presents information regarding the plan-based incentive awards granted to the Named Executive Officers during fiscal 2009 under the Company’s 2005 Performance Incentive Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

					Grant
		All Other	All Other		Date
		Stock	Option		Fair
		Awards:	Awards:	Exercise	Value of
		Number of	Number of	or Base	Stock
		Shares of	Securities	Price of	and
		Stock or	Underlying	Option	Option
	Grant	Units	Options	Awards	Awards
Name	Date	(#)	(#)	($/Sh)	($)(1)

Gary H. Schoenfeld
Restricted Stock	8/26/09	25,000	—	3.84	96,000
Stock Option	8/26/09	—	1,000,000	3.84	2,181,400
Stock Option	1/18/10	—	500,000	3.98	1,143,200
Sally Frame Kasaks
Restricted Stock	4/16/09	50,000	—	1.64	82,000
Michael L. Henry
Restricted Stock	4/16/09	6,500	—	1.64	10,660
Stock Option	4/16/09	—	88,250	1.64	74,245
Stock Appreciation Rights	4/16/09	—	25,000	1.64	21,650
Charles Mescher
Restricted Stock	4/16/09	6,500	—	1.64	10,660
Stock Option	4/16/09	—	117,650	1.64	98,979
Stock Appreciation Rights	4/16/09	—	25,000	1.64	21,650
Thomas Leary
Restricted Stock	4/16/09	9,000	—	1.64	14,760
Stock Option	4/16/09	—	60,000	1.64	50,478
Stock Appreciation Rights	4/16/09	—	27,000	1.64	23,382
Craig E. Gosselin
Restricted Stock	1/18/10	25,000	—	3.98	99,500
Stock Option	1/18/10	—	50,000	3.98	116,120
Robert Cameron
Restricted Stock	1/18/10	25,000	—	3.98	99,500
Stock Option	1/18/10	—	50,000	3.98	116,120

(1)	The fair value amounts presented in the table for non-vested stock, SAR awards and non qualified stock options reflect the grant-date fair value of these awards determined for accounting purposes (calculated using the Black-Scholes method) applying the assumptions referenced in footnote (2) to the Summary Compensation Table, and may not reflect the actual financial benefit that Named Executive Officers will realize from the awards.

Description of Plan-Based Awards

Each of the awards reported in the “Grants of Plan-Based Awards — Fiscal 2009” table was granted under, and is subject to the terms of the 2005 Performance Incentive Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2005 Performance Incentive Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will become fully vested and, in the case of options and SARs, exercisable, unless otherwise provided by the Board of Directors in circumstances where the Board has made a provision for the assumption or other continuation of the awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Stock Options and Stock Appreciation Rights

Each stock option and SAR award reported in the “All Other Option Awards” column of the table above was granted with a per-share exercise or base price equal to at least the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Performance Incentive Plan and the Company’s equity award grant practices, the fair market value is equal to the closing price of a share of our common stock on the grant date.

Each stock option granted to our Named Executive Officers during fiscal 2009 will generally vest in equal installments on the second and third anniversaries of the grant date, except that the option granted to Mr. Schoenfeld in August 2009 vests in equal installments over a four-year period, the option granted to Mr. Schoenfeld in January 2010 will vest in one installment on June 29, 2013, and the options granted to Messrs. Gosselin and Cameron in January 2010 will vest in equal installments over a four-year period. Each SAR award granted to our Named Executive Officers during fiscal 2009 will vest in equal installments over a four-year period. Once vested, options and SARs will generally remain exercisable until their normal expiration date. However, unvested options and SARs will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise vested options and SARs following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Executive Officer’s retirement, death or total disability. However, if a Named Executive Officer’s employment is terminated by the Company for cause, outstanding options and SARs (whether vested or unvested) will immediately terminate.

Upon exercise of the SARs, the Named Executive Officer will be entitled to a number of shares of the Company’s common stock equal to (i) the number of SARs exercised, multiplied by (ii) the positive difference (if any) between the fair market value of a share of our common stock at the time of exercise less the base price of the SARs, divided by (iii) the fair market value of a share of our common stock at the time of exercise. Options and SARs granted to Named Executive Officers do not include any dividend rights.

Non-vested Stock

Each award of non-vested stock to our Named Executive Officers reported in the “All Other Stock Awards” column of the table above is subject to a four-year vesting schedule, except that the grant to Ms. Kasaks was scheduled to vest in full on her anticipated retirement date of January 30, 2010. Prior to the time they become vested, shares of non-vested stock generally may not be transferred, sold or otherwise disposed of. Upon the termination of a Named Executive Officer’s employment, any then-unvested shares of non-vested stock will be forfeited to the Company. The Named Executive Officers are not entitled to any payment with respect to non-vested stock that is forfeited to the Company. The Named Executive Officers are entitled to cash dividends on shares of non-vested stock at the same rate that the Company pays dividends on all of its common stock. However, no dividends will be paid on shares of non-vested stock that are forfeited to the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information regarding the outstanding option and stock awards held by each Named Executive Officer as of the end of fiscal 2009 (January 30, 2010), including footnote disclosure of the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
								Market
						Number of		Value of
	Number of	Number of				Shares		Shares or
	Securities	Securities				or Units		Units of
	Underlying	Underlying			Option	of Stock That		Stock That
	Unexercised	Unexercised		Option	Expiration	Have		Have Not
	Options:	Options:		Exercise	Date	Not Vested		Vested
Name	Exercisable	Unexercisable		Price ($)	(1)	(2)		($)(3)

Gary H. Schoenfeld	—	1,000,000	(13)	3.84	8/26/16	—		—
	—	500,000	(14)	3.98	1/18/17	—		—
	—	—		—	—	25,000	(15)	88,000
Sally Frame Kasaks	13,500	—		13.79	5/21/13	—		—
	9,000	—		21.30	5/19/14	—		—
	9,000	—		21.49	5/18/15	—		—
	9,000	—		22.46	5/22/13	—		—
	166,667	83,333	(4)	19.10	5/24/14	—		—
	36,250	108,750	(5)	13.19	3/25/15	—		—
	—	—		—	—	30,000	(5)	105,600
	—	—		—	—	100,000	(6)	352,000
Charles Mescher	5,000	—		23.31	1/11/15	—		—
	9,583	417	(7)	22.69	3/15/13	—		—
	10,000	10,000	(8)	20.86	4/2/14	—		—
	6,250	18,750	(5)	13.19	3/25/15	—		—
	—	117,650	(9)	1.64	4/16/16	—		—
	—	25,000	(10)	1.64	4/16/16	—		—
	—	—		—	—	5,000	(11)	17,600
	—	—		—	—	3,333	(8)	11,732
	—	—		—	—	3,750	(12)	13,200
	—	—		—	—	4,875	(5)	17,160
	—	—		—	—	6,500	(10)	22,880
Michael L. Henry	11,250	—		8.53	9/25/10	—		—
	5,625	—		7.26	8/6/11	—		—
	6,750	—		9.49	2/4/12	—		—
	6,000	—		12.50	3/11/13	—		—
	4,400	—		24.75	2/25/14	—		—
	5,000	—		27.08	3/21/12	—		—
	9,583	417	(7)	22.69	3/15/13	—		—
	7,500	7,500	(8)	20.86	4/2/14	—		—
	6,250	18,750	(5)	13.19	3/25/15	—		—
	—	88,250	(9)	1.64	4/16/16	—		—
	—	25,000	(10)	1.64	4/16/16	—		—
	—	—		—	—	2,500	(11)	8,800
	—	—		—	—	2,500	(8)	8,800
	—	—		—	—	1,750	(12)	6,160
	—	—		—	—	4,875	(5)	17,160
	—	—		—	—	6,500	(10)	22,880
Craig E. Gosselin	—	50,000	(16)	3.98	1/18/17	—		—
	—	—		—	—	25,000	(16)	88,000
Robert Cameron	—	50,000	(16)	3.98	1/18/17
	—	—		—	—	25,000	(16)	88,000
Thomas Leary	—	—		—	—	—		—

(1)	The expiration dates shown in the table are the normal expiration dates, and the latest dates that the stock options/SARs (which, as indicated, are collectively referred to as “option awards”) may be exercised. The option awards may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or a change in control or similar transaction with respect to the Company. For each Named Executive Officer, the unexercisable option awards are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.

(2)	The stock awards in the table represent non-vested stock awards or restricted stock units payable in shares of our common stock on a one-for-one basis upon vesting (only Ms. Kasaks holds restricted stock units). The stock awards held by our Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” In addition, unvested stock awards will be forfeited if a Named Executive Officer’s employment terminates (for any reason).

(3)	The market value of stock awards reported in the table are computed by multiplying the number of shares of stock reported above by the closing market price of our common stock of $3.52 on January 29, 2010, which was the last trading day of our 2009 fiscal year.

(4)	The unvested portion of this award was cancelled when Ms. Kasaks’ employment agreement expired on January 31, 2010.

(5)	The unvested portion of this award was scheduled to vest in three equal installments on March 25 of each of 2010, 2011 and 2012 but was cancelled when Ms. Kasaks’ employment agreement expired on January 31, 2010.

(6)	This award of restricted stock units is scheduled to vest in its entirety on January 31, 2010.

(7)	The unvested portion of this award is scheduled to vest in its entirety on March 15, 2010.

(8)	The unvested portion of this award is scheduled to vest on April 2 of each of 2010 and 2011.

(9)	The unvested portion of this award is scheduled to vest in two equal installments on April 16 of each of 2011 and 2012.

(10)	The unvested portion of this award is scheduled to vest in four equal installments on April 16 of each of 2010, 2011, 2012 and 2013.

(11)	The unvested portion of this award is scheduled to vest in on June 6, 2010.

(12)	The unvested portion of this award is scheduled to vest in two equal installments on October 12 of each of 2010 and 2011.

(13)	The unvested portion of this award is scheduled to vest in four equal installments on August 26 of each of 2010, 2011, 2012 and 2013.

(14)	The unvested portion of this award is scheduled to vest on June 26, 2013.

(15)	The unvested portion of this award is scheduled to vest on August 26, 2010.

(16)	The unvested portion of this award is scheduled to vest in four equal installments on January 18 of each of 2011, 2012, 2013 and 2014.

OPTION EXERCISES AND STOCK AWARDS VESTED IN FISCAL 2009

The following table presents information regarding the exercise of stock options and the vesting of stock awards by Named Executive Officers during fiscal 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Gary H. Schoenfeld	—	—	—	—
Sally Frame Kasaks	—	—	60,000	196,500
Charles Mescher	—	—	7,667	27,323
Michael L. Henry	—	—	5,000	15,241
Thomas Leary	—	—	—	—
Craig E. Gosselin	—	—	—	—
Robert Cameron	—	—	—	—

(1)	Amounts represent the market value of the shares of common stock underlying the “in-the-money” options at the exercise date minus the aggregate exercise price of such options.

(2)	Amounts represent the market value of a share of our common stock on the vesting date.

PENSION BENEFITS — FISCAL 2009

The following table presents information regarding the present value of accumulated retirement benefits that are payable to Ms. Kasaks as a result of the Company’s settlement of its dispute with Ann Taylor Stores, Inc. regarding the supplemental retirement benefit Ms. Kasaks was entitled to receive from Ann Taylor. The Company does not sponsor or maintain any other qualified or nonqualified defined-benefit pension plans.

		Number of		Payments
		Years	Present Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(1)	($)

Sally Frame Kasaks	Supplemental Retirement Benefit	Not Applicable	$1,470,499	—

(1)	The calculation of the present value of accumulated benefits shown above assumes a partial monthly supplemental retirement benefit payment of $10,280 in March 2013 and then full monthly payments of $12,477 starting in April 2013 and continuing thereafter through November 2028 (estimated remaining life expectancy). The present value discount rate is obtained from the Federal Reserve Statistical Release using the treasury constant maturity for the bond closest to Ms. Kasaks’ estimated remaining life expectancy (4.44% at January 31, 2010). The calculation of the present value of accumulated benefits has been reduced by the offset from Ms. Kasaks’ annual primary social security benefits.

Supplemental Retirement Benefit

In connection with Ms. Kasaks’ prior service as chief executive officer of Ann Taylor Stores, Inc., Ms. Kasaks became entitled to receive a supplemental retirement benefit from Ann Taylor in the amount of $149,722 payable each year for the remainder of her life (with survivor benefits to her spouse). Ms. Kasaks’ former employment agreement with the Company provided that to the extent that Ann Taylor ceases to provide all or any part of this benefit as a result of Ms. Kasaks’ employment with the Company, the Company will pay Ms. Kasaks this benefit. Ann Taylor claimed that Ms. Kasaks’ employment with the Company relieved it of its obligation to pay this benefit. The Company settled its dispute with Ann Taylor regarding this benefit in December 2008. As part of the settlement, Ms. Kasaks is entitled to receive a payment of $10,280 from the Company in March 2013, and beginning in April 2013, a monthly payment of $12,477 for the remainder of her life (with survivor benefits to her spouse). Each monthly payment will be offset by Ms. Kasaks’ annual primary social security benefits. Ms. Kasaks’ monthly supplemental retirement payments will be accelerated and paid in an actuarially equivalent lump sum upon the occurrence of a change in control of the Company. In connection with her resignation as our Chief Executive Officer in June 2009, the Company agreed to continue to be obligated to make the payments described in this Section.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2009

The following table presents information regarding the contributions, investment earnings, distributions and total value of certain of the Named Executive Officers’ deferred compensation balances in the Executive Deferred Compensation Plan during fiscal 2009. Messrs. Schoenfeld, Gosselin, Cameron and Leary did not have any account balances under the Executive Deferred Compensation Plan at any time during fiscal 2009.

				Aggregate
	Aggregate			Investment	Aggregate	Aggregate
	Balance at	Executive	Registrant	Earnings	Withdrawals/	Balance at
	2/1/09	Contributions	Contributions	(Loss)	Distributions	1/30/10
	($)	($)	($)	($)(1)	($)	($)

Sally Frame Kasaks	189,271	—	—	80,188	—	269,459
Michael L. Henry	87,549	—	—	34,714	—	122,263
Charles Mescher	109,783	—	—	43,484	—	153,267

(1)	None of the amounts reported above are considered to be at above-market rates under SEC rules and, accordingly, is not included as compensation for each Named Executive Officer in the “Summary Compensation Table.”

Non-Qualified Deferred Compensation Plans

The Company permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table” on a deferred basis under the Company’s Executive Deferred Compensation Plan. Certain material terms of the Executive Deferred Compensation Plan are discussed below. The Executive Deferred Compensation Plan was amended effective as of December 31, 2008 in order to comply with the IRS’s deferred compensation rules under Section 409A of the Internal Revenue Code. As part of the Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned or determined on or after January 1, 2005.

Under the plan, each Named Executive Officer may currently elect to defer up to 50% of his or her base salary and/or up to 100% of any bonuses he or she may earn. Prior to 2009, the Company made matching contributions to participants’ accounts under the plan. Effective for all plan years commencing on or after January 1, 2009, the Compensation Committee has suspended credit or payment of any Company contributions to the plan.

Named Executive Officers are always 100% vested in their salary deferrals under the plan. Matching contributions for a particular plan year become vested at a rate of 25% for each year of vesting service completed by the Named Executive Officer. For a particular matching contribution, a year of vesting service begins on January 1 of the year for which the contribution was made and ends on December 31 of the same year.

Upon a termination of a Named Executive Officer’s employment (other than due to death or total disability or following early or normal retirement age), then-unvested Company contributions are forfeited back to the Company. Named Executive Officers become fully vested in their plan balances upon a change in control of the Company or upon a termination of employment due to death or total disability or following attainment of early or normal retirement age.

A Named Executive Officer’s deferrals under the plan (including earnings and matching contributions) are credited with investment gains and losses until the amounts are paid out. Investment gains and losses are credited to a Named Executive Officer’s account on the last day of each month by multiplying the balance credited to each investment option selected by the Named Executive Officer as of the first day of the month (for this purpose, amounts credited to the plan and change in investment options during the month will be deemed to have occurred on the first day of the month) by the investment return on that option for the particular month. For purposes of determining investment gains and losses, deferrals under the plan are deemed invested in the investment options selected by the Named Executive Officer; the Company need not actually invest deferrals under the plan in the applicable investment options. Participants may change their investment options effective as of the end of any calendar month (or more frequently if approved by the Company), provided that the change is submitted by the applicable deadline. If a participant does not elect an investment option, the default investment option is a money market fund (or such other fund selected by the plan administrator as the default fund). The following table presents the investment gain or loss (expressed as a percentage rate of return) for each of the investment options under the plan for fiscal 2009.

2009 Rate
Fund Name	of Return

MFC Global Money Market — Default Fund	(0.4)%
Western Asset U.S. Government Securities	7.79%
PIMCO Real Return Bond	18.82%
American Funds American Bond	11.58%
PIMCO Total Return	12.97%
Western Asset High Yield	53.67%
MFC Global Lifestyle Conservative	21.04%
MFC Global Lifestyle Moderate	26.56%
MFC Global Lifestyle Balanced	30.04%
MFC Global Lifestyle Growth	32.57%
MFC Global Lifestyle Aggressive	34.88%
PIMCO VIT All Asset	20.66%
American Funds American Growth-Income	30.08%
T. Rowe Price Equity-Income	25.03%
MFC Global 500 Index	25.25%
Jennison Capital Appreciation	41.53%
MFC Global Mid Cap Index	36.01%
UBS Large Cap	30.13%
Wellington Mid Cap Stock	30.63%
T. Rowe Price Small Company Value	26.99%
MFC Global Small Cap Index	25.96%
Munder Capital Small Cap Opportunities	33.13%
Franklin Templeton Global	30.65%
Franklin Templeton International Value	35.01%
State Street International Equity Index	37.09%
Wellington Natural Resources	58.31%
T. Rowe Price Science & Technology	63.55%

Amounts deferred under the 2008 plan document may generally be deferred until the first to occur of a specified date, retirement or other termination of employment or a change in control of the Company. Amounts deferred until termination of employment will generally be paid as a lump sum. However, if a Named Executive Officer terminates employment prior to his or her early retirement age (age 50 with 10 years of service), the Named Executive Officer may elect to receive a distribution in three substantially equal annual installments. If a Named Executive Officer terminates employment after his or her early retirement age, the Named Executive Officer may elect to receive a distribution in substantially equal annual installments over two to 15 years. The payment of any unpaid installments will be accelerated upon the occurrence of an intervening change in control of the Company within the meaning of Section 409A of the Code. Amounts deferred under the grandfathered plan document may generally be withdrawn at any time upon the election of a Named Executive Officer, subject to a 10% early withdrawal penalty. Emergency hardship withdrawals may also be permitted under the plan in the discretion of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following Section describes the benefits that may become payable to the Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. Please see the “Current Executive Compensation Program Elements — Severance and Other Benefits Upon Termination of Employment” Section of the Compensation Discussion and Analysis above for a discussion of how the payments and benefits presented below were determined.

In addition to the termination benefits described below, outstanding equity-based awards may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans. For purposes of the table that follows, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of common stock for stock awards).

In calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on January 30, 2010 and that the price per share of our common stock is equal to the closing price on January 29, 2010 (which was the last trading day in fiscal 2009).

In addition to the benefits described below, upon the retirement or other termination of employment of a Named Executive Officer, the officer may receive a payout of his or her nonqualified deferred compensation balance under the Company’s Executive Deferred Compensation Plan (unless the officer has elected to receive account balance in installments). Please see the “Non-Qualified Deferred Compensation — Fiscal 2009” table above and the related discussion of our Executive Deferred Compensation Plan for a description of these deferred compensation payments. In addition, as a result of the Company’s settlement of its dispute with Ann Taylor Stores, Inc. regarding the supplemental retirement benefit Ms. Kasaks was entitled to receive from Ann Taylor, Ms. Kasaks is entitled to receive a supplemental retirement benefit from the Company, the payment of which may be accelerated in connection with certain changes in control of the Company. Please see the “Pension Benefits — Fiscal 2009” table above and related narrative discussion for a description of Ms. Kasaks’ supplemental retirement benefit from the Company.

Executive Severance Plan.  On August 21, 2007, our Compensation Committee approved the Executive Severance Plan (which was subsequently amended and restated as of November 20, 2008). Under the Executive Severance Plan, if a participant’s employment is terminated by the Company or a subsidiary without “cause” (as defined in the Executive Severance Plan) and other than due to the participant’s death or disability, the participant will generally be entitled to receive the following benefits: (i) a cash payment equal to the participant’s “severance multiplier” times the participant’s rate of base salary immediately prior to the termination of employment, plus (ii) a cash payment equal to (a) the participant’s “severance multiplier” multiplied by (b) one-twelfth of the participant’s base salary immediately prior to the termination of employment multiplied by the participant’s years of service (up to a maximum of twelve), plus (iii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of months equal to twelve times the participant’s “COBRA multiplier”, plus (iv) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer). Amounts under clauses (i) and (ii) are payable to the participant in substantially equal installments over the participant’s severance period (defined as twelve times the participant’s “severance multiplier”), however, if a change in control of the Company occurs within the meaning of Section 409A of the Code after the payments commence, the remaining payments will be made in a lump sum. Payments are also subject to any required delay imposed under Section 409A of the Code and are subject to mitigation by any amounts earned by the participant from a subsequent employer during the period commencing on the participant’s termination of employment and ending on the date that the last installment payment is made.

Alternatively, under the Executive Severance Plan if a participant’s employment is terminated by the Company or a subsidiary without “cause” (and other than due to his or her death or disability) or by the participant for “good reason” and such termination occurs at any time during the period commencing three months before, and ending twelve months after, a “change in control” (as defined in the Executive Severance Plan) of the Company, the participant will generally be entitled to receive the following benefits: (i) a cash lump sum payment equal to the participant’s “change in control severance multiplier” multiplied by the sum of the participant’s highest rate of base salary in the year prior to his or her termination plus the participant’s target bonus for the year in which the termination occurs (or, if the participant does not have a target bonus opportunity, the average annual bonus paid to the participant in the past three full fiscal years), plus (ii) a cash lump sum payment equal to the expected aggregate cost of the premiums that would be charged to continue medical coverage pursuant to COBRA for a period of months equal to twelve times the participant’s “COBRA multiplier”, plus (iii) reimbursement for outplacement services obtained within a twelve month period following the participant’s termination, up to a maximum of $10,000 ($20,000 in the case of the Chief Executive Officer), if he or she is a participant in the plan.

In order to receive the severance benefits under the Executive Severance Plan described above, the participant must agree to release the Company from all claims arising out of his or her employment relationship. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants as a participant in the Executive Severance Plan. For all Named Executive Officers who are participants under the Executive Severance Plan, the “severance multiplier”, “change in control severance multiplier” and “COBRA multiplier” is 0.75, 1.5 and 0.75, respectively.

Gary H. Schoenfeld Employment Agreement.  As described above, Mr. Schoenfeld and the Company are parties to an employment agreement that was entered into on June 16, 2009 which provides for certain benefits in connection with a termination of employment with the Company. These benefits are described below.

Under the terms of Mr. Schoenfeld’s employment agreement, if his employment with the Company is terminated by the Company without “cause” or if he terminates his employment for “good reason” (as such terms are defined in the agreement), he will be entitled to the following severance benefits: (1) cash payment in installments of an amount equal to 12 months of his base salary plus one additional month (up to a maximum of 12 additional months) of base salary for each whole year of his service with the Company; (2) a lump sum cash payment equal to the expected cost of COBRA premiums to continue medical coverage for himself and his eligible dependents for 12 months following his termination; and (3) payment of his costs for outplacement services for 12 months following his termination up to a maximum of $20,000. In the event Mr. Schoenfeld’s employment with the Company is terminated by the Company without cause or by Mr. Schoenfeld for good reason within three months before or 12 months after certain changes in control of the Company, Mr. Schoenfeld will be entitled to receive, in lieu of the cash severance benefit described above, a lump sum cash payment equal to two times the sum of his annual rate of base salary plus his target annual bonus for the fiscal year in which the termination occurs (or, if there is no such target bonus in effect, his average annual bonus paid by the Company for the last three full fiscal years). He would also be entitled to receive payment for his COBRA premiums and outplacement benefits as described above. Mr. Schoenfeld’s right to receive the severance benefits described above is subject to his execution of a release of claims in favor of the Company upon the termination of his employment, as well as his compliance with certain protective covenants in the employment agreement, including confidentiality, non-solicitation and, while employed with the Company, non-competition covenants. Mr. Schoenfeld’s severance benefits are also subject to offset for any compensation Mr. Schoenfeld may receive if he obtains a new position during the severance pay period. Mr. Schoenfeld is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Mr. Schoenfeld in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Mr. Schoenfeld will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in his receiving the greater benefit on an after-tax basis.

Estimated Severance and Change in Control Benefits

The following chart presents the Company’s estimate of the amount of benefits the current Named Executive Officers would have been entitled had their employment terminated or a change in control occurred on January 30, 2010 under the scenarios set forth below.

		Cash	Medical	Equity
		Severance	Benefit	Acceleration	Other	Total
Name	Triggering Event	($)	($)	($)	($)(1)	($)

Gary H. Schoenfeld	Resign without Good Reason	—	—	—	—	—
	Termination without Cause or Resign for Good Reason	1,050,000	10,916	—	20,000	1,080,916
	Change of Control (no termination)	—	—	88,000	—	88,000
	Change of Control and Termination without Cause or Resign for Good Reason	3,150,000	10,916	88,000	20,000	3,268,916
Charles Mescher	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	409,063	9,876	—	10,000	428,939
	Change of Control (no termination)	—	—	350,754	—	350,754
	Change of Control and Termination without Cause or for Good Reason	770,000	9,876	350,754	10,000	1,140,630
Michael L. Henry	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	393,750	5,420	—	10,000	409,170
	Change of Control (no termination)	—	—	276,710	—	276,710
	Change of Control and Termination without Cause or for Good Reason	600,000	5,420	276,710	10,000	892,130
Craig E. Gosselin	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	262,500	—		10,000	272,500
	Change of Control (no termination)	—	—	88,000	—	88,000
	Change of Control and Termination without Cause or for Good Reason	665,000	—	88,000	10,000	763,000
Robert Cameron	Resign with or without Good Reason	—	—	—	—	—
	Termination without Cause	243,750	5,420	—	10,000	259,170
	Change of Control (no termination)	—	—	88,000	—	88,000
	Change of Control and Termination without Cause or for Good Reason	650,000	5,420	88,000	10,000	753,420

(1)	Represents the maximum outplacement amount under the Executive Severance Plan.

Thomas Leary Separation Agreement.  The Company and Mr. Leary are parties to an Employment Separation and General Release Agreement dated as of January 20, 2010 which provides for certain benefits in connection with his separation from the Company as described below. Pursuant to Mr. Leary’s agreement, Mr. Leary will receive severance benefits in connection with his separation on December 31, 2009, consisting of (1) cash payments in an aggregate amount equal to $262,500, to be paid in nine monthly installments beginning in February 2010 and ending in October 2010, and (2) a payment of $8,350 representing the expected cost of COBRA premiums for continued medical coverage for nine months following the date of separation. The agreement with Mr. Leary includes a general release of claims by Mr. Leary. Mr. Leary also agreed that he will comply with all of the provisions of the Executive Severance Plan including confidentiality and non-solicitation provisions contained in the Plan.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains three equity compensation plans: the 2005 Performance Incentive Plan (the “2005 Plan”), the 1999 Stock Award Plan (the “1999 Plan”), and the Employee Stock Purchase Plan (the “ESPP”). These plans have each been approved by the Company’s shareholders.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options and other rights, and the number of shares remaining available for future award grants as of January 30, 2010.

Number of Shares of
Common Stock
Remaining Available
for Future Issuance
	Number of Shares of		Under Equity
	Common Stock to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in the First
Plan category	Warrants and Rights	Warrants and Rights(1)	Column)

Equity compensation plans approved by shareholders	3,783,728	$9.54	5,055,785	(2)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	3,783,728	$9.54	5,055,785

(1)	This number reflects the weighted-average exercise price of outstanding options and SARs and has been calculated exclusive of stock units and other rights payable in an equivalent number of shares of Company common stock.

(2)	Of the aggregate number of shares that remained available for future issuance, 4,192,469 were available under the 2005 Performance Incentive Plan and 863,316 were available under the ESPP. This number of shares is presented after giving effect to the 117,054 shares purchased under the ESPP for the purchase period that ended December 31, 2009. Shares authorized for issuance under the 2005 Plan generally may, subject to certain limitations set forth in that plan, be used for any type of award authorized under that plan including, but not limited to, stock options, SARs, restricted stock, stock units, and stock bonuses. No new awards may be granted under the 1999 Plan.

COMPENSATION-RELATED RISK ASSESSMENT

The Compensation Committee conducted an assessment of the risks related to our compensation policies and practices in March 2010. After conducting this assessment, the Compensation Committee believes that our compensation policies and practices promote behaviors that are aligned with the long-term interest of the Company and shareholders, and that any risks arising from compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

CORPORATE GOVERNANCE

The Company’s Board of Directors and management are committed to good corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors, including the Nominating and Governance Committee, and management review the Company’s corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of NASDAQ. The Company maintains numerous good governance practices and policies, including:

•	a majority of the members of the Company’s Board of Directors are independent;

•	the charter for each committee of the Board of Directors is reviewed and, if warranted, amended on at least an annual basis;

•	all members of the Audit, Compensation, and Nominating and Governance Committees meet the appropriate tests for independence;

•	the Company has a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Conduct”) that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, in addition to other ethics codes that apply to all officers and employees and to the Company’s directors; and

•	the Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections.

The Code of Conduct is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations. The Code of Conduct is available on the Company’s website at www.pacsun.com by clicking on “Investor Relations” at the bottom of the page and then on “Senior Financial Officer Code of Conduct” under the “Corporate Governance” heading. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to its Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions, it will disclose the nature of such amendment or waiver on its website.

RELATED PARTY TRANSACTIONS POLICY

The Company’s Board of Directors has adopted a written Related Party Transactions Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $10,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s common stock, (c) any immediate family member of any of the foregoing persons, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Pursuant to the Policy, as amended in March 2010, the General Counsel will create a master list of related persons and distribute to persons responsible for purchasing goods or services for the Company to identify any related party transaction. Once a related party transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee is to consider all relevant facts and circumstances of the related party transaction available to the Audit Committee. The Audit Committee may approve only those related party transactions that are just and reasonable to the Company, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any of his or her immediate family is a related person.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with the Company’s Board of Directors as a whole or specified individual directors of the Board of Directors, c/o Corporate Secretary, Pacific Sunwear of California, Inc., 3450 East Miraloma Avenue, Anaheim, California 92806. All mail received will be opened and screened for security purposes. All communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and obviously frivolous or inappropriate communications will be forwarded. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as consumer complaints, will be forwarded to the appropriate executive. Any items not forwarded pursuant to this policy will be made available to any director who requests them. Mail addressed to a particular director or Board committee will be forwarded or delivered to that director or committee. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board. To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may place an anonymous, confidential, toll-free call in the United States to our Corporate Governance Hotline at (800) 850-9537. This hotline is accessible 24 hours a day, 7 days a week, 365 days a year.

OTHER MATTERS

Management does not know of any other matters to be presented at the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, a shareholder’s validly submitted proxy gives discretionary authority to the “proxies” named in the proxy card to vote on those matters according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or to submit their proxy electronically by telephone or over the Internet.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to shareholders by its authority.

The Company’s Annual Report on Form 10-K for the year ended January 30, 2010, as filed with the SEC, is available free of charge on the Company’s website at www.pacsun.com and, upon request, a copy of the Report and any exhibits thereto will be furnished by the Company to any shareholder free of charge. Any shareholder desiring a copy should write to the Company at the address set forth on the cover page of this proxy statement, attention: Michael L. Henry, Senior Vice President, Chief Financial Officer and Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

Michael L. Henry
Senior Vice President, Chief Financial Officer
and Secretary

Anaheim, California
April 27, 2010

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain
01 Gary H. Schoenfeld		☐	☐	☐
02 Thomas M. Murnane		☐	☐	☐
03 Brett Brewer		☐	☐	☐
04 Grace Nichols		☐	☐	☐
05 Peter Starrett		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain
2 The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011.		☐	☐	☐

NOTE: Nominees one and two are Class I directors to serve until 2011. Nominees three, four, and five are Class II directors to serve until 2013. In their discretion, the persons named as proxies are authorized to vote upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should give full title, as such. Joint owners should each sign personally. All holders must sign. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
Annual Meeting of Shareholders
June 4, 2010 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned, a shareholder of PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation (“the Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended January 30, 2010; and, revoking any proxy previously given, hereby constitutes and appoints Craig E. Gosselin and Michael L. Henry, and each of them, his or her true and lawful agents and proxies with the full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of the Compay to be held at the principal executive offices of the Company located at 3450 East Miraloma Avenue, Anaheim, California 92806 on Friday, June 4, 2010, at 9:00 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES AND “FOR” PROPOSAL 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES WILL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side